UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

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VENTAS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

(502) 357-9000

April 4, 2008

DEAR STOCKHOLDER:

I am pleased to invite you to attend Ventas, Inc.’s 2008 Annual Meeting of Stockholders. This year’s meeting will be held on Monday, May 19, 2008, at 9:00 a.m. (Central time) at The Ritz-Carlton Chicago, 160 East Pearson Street at Water Tower Place, Chicago, Illinois 60611.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon at the meeting.

Your vote is very important. Whether or not you plan to attend the meeting in person, I urge you to vote your shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided.

The Board of Directors appreciates your interest in Ventas, Inc.

Sincerely,

Debra A. Cafaro Chairman of the Board, President and Chief Executive Officer

10350 Ormsby Park Place

Suite 300

Louisville, Kentucky 40223

(502) 357-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of Ventas, Inc. will be held on Monday, May 19, 2008, at 9:00 a.m. (Central time) at The Ritz-Carlton Chicago, 160 East Pearson Street at Water Tower Place, Chicago, Illinois 60611, to consider and vote on:

1.	the election of eight directors for the ensuing year;

2.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008;

3.	the approval of an amendment to our Amended and Restated Certificate of Incorporation to eliminate the Board’s ability to grant waivers from the constructive ownership limitations in Article X thereof relating to our status as a qualified real estate investment trust under U.S. federal income tax law; and

4.	such other business as may properly come before the meeting or any adjournments thereof.

Our Board of Directors has fixed the close of business on March 24, 2008 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting during ordinary business hours for a period of ten days prior to the meeting at our principal executive offices located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223. Please see the accompanying Proxy Statement for more information.

Whether or not you plan to attend the meeting in person, we request that you vote your shares promptly by telephone, over the Internet or, if you have requested paper copies of our proxy materials by mail, by signing, dating and returning the proxy card in the envelope provided. This will not prevent you from voting your shares in person if you choose to attend the Annual Meeting.

By Order of the Board of Directors,

T. Richard Riney Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Louisville, Kentucky April 4, 2008

PROXY STATEMENT

for

2008 ANNUAL MEETING OF STOCKHOLDERS

Page
Information about the Annual Meeting and Voting	2
Information about this Proxy Statement	2
Information about Voting	2
Quorum Requirement	4
Votes Necessary for Action to Be Taken	4
Proposal 1—Election of Directors	5
Corporate Governance	8
Guidelines on Governance	8
Board of Directors	8
Process for Nominating Potential Director Candidates	9
Board Committees	10
Code of Ethics and Business Conduct	13
Non-Employee Director Compensation	14
2007 Non-Employee Director Compensation Table	14
Non-Employee Director Compensation Program	15
Minimum Share Ownership Guidelines for Non-Employee Directors	16
Executive Officers	17
Security Ownership of Principal Stockholders, Directors and Executive Officers	18
Directors and Executive Officers	18
Principal Stockholders	19
Section 16(a) Beneficial Ownership Reporting Compliance	20
Transactions with Related Persons	20
Executive Compensation Matters	21
Compensation Discussion and Analysis	21
Compensation Committee Report	29
Compensation Committee Interlocks and Insider Participation	30
Executive Compensation and Other Information	30
Employment and Change of Control Severance Agreements with Named Executive Officers	34
Potential Payments upon Termination or Change of Control	40
Executive Officer 10b5-1 Plans	41
Equity Compensation Plan Information	42
Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2008	42
Audit Matters	43
Audit Committee Report	43
Policy on Pre-Approval of Audit and Permissible Non-Audit Services	43
Independent Registered Public Accounting Firm’s Fees	44
Proposal 3—Approval of an Amendment to Our Amended and Restated Certificate of Incorporation to Eliminate the Board’s Ability to Grant Waivers from the Constructive Ownership Limitations in Article X thereof Relating to Our Status as a Qualified Real Estate Investment Trust under U.S. Federal Income Tax Law	45
Stockholder Proposals for the 2009 Annual Meeting of Stockholders	45
Other Matters	46
Additional Information	46

Annex A—Text of Proposed Amendment to Amended and Restated Certificate of Incorporation under Proposal 3	A-1

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Information about this Proxy Statement

Solicitation of Proxies

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Ventas, Inc. (“Ventas,” “we” or “us”) for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 19, 2008 at 9:00 a.m. (Central time) at The Ritz-Carlton Chicago, 160 East Pearson Street at Water Tower Place, Chicago, Illinois 60611, and at any adjournments thereof. This Proxy Statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) and that is designed to assist you in voting your shares.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by the SEC’s rules, we are making this Proxy Statement and the materials accompanying it available to our stockholders electronically via the Internet. On or about April 8, 2008, we will mail to our stockholders of record as of the close of business on March 24, 2008, a Notice containing instructions on how to access this Proxy Statement and the materials accompanying it and vote online, and we will begin mailing these proxy materials to stockholders who previously requested paper copies. If you would like to receive a printed copy of our proxy materials by mail, you should follow the instructions for requesting those materials included in the Notice.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

This Proxy Statement and our 2007 Annual Report (consisting of the 2007 Chairman’s Letter to Investors and 2007 Form 10-K) are available at www.proxyvote.com.

Householding

The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our stockholders who have the same last name or who have consented in writing to this delivery method. This practice, known as “householding,” is designed to eliminate duplicate mailings and conserve natural resources and can result in significant cost savings for us. If you share an address and have the same last name as another stockholder, but prefer to receive separate copies of the Notice or proxy materials, please contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Upon receipt of your request, we will promptly deliver the requested materials to you. Similarly, if you share an address with another stockholder and wish to receive a single copy of future Notices or proxy materials for your household, please contact Broadridge at the phone number or address listed above.

Cost of Proxy Solicitation

We will bear the cost of soliciting proxies by the Board. In addition to the solicitation of proxies by mail, solicitation may be made personally or by telephone or electronic communication by our directors, officers and employees, none of whom will receive additional compensation for these services. We will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to the beneficial owners of our common stock.

Information about Voting

Who Can Vote

Only stockholders of record at the close of business on March 24, 2008 are entitled to vote at the Annual Meeting or any adjournments thereof. On that date, 138,365,467 shares of our common stock, par value $0.25 per share (“Common Stock”), were outstanding. Each share of Common Stock entitles the owner to one vote. However, certain shares designated as “Excess Shares” (which are generally any shares owned in excess of 9.0% of the outstanding Common Stock) or as “Special Excess Shares” pursuant to our Amended and Restated Certificate of Incorporation may not be voted by the record owner thereof, but will instead be voted in accordance with Article IX of our Amended and Restated Certificate of Incorporation.

How to Vote

You may vote your shares in one of several ways, depending on how you own your shares. Stockholders of record (i.e., you own shares registered in your name) may vote in one of the following ways:

•

By telephone—You may vote your shares by calling 1-800-690-6903. You may vote by telephone 24 hours a day, 7 days a week until 11:59 p.m. (Eastern time) on the day before the meeting date. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. Have your proxy card in hand when you call and follow the instructions. If you vote by telephone, you do not need to return your proxy card.

•

Over the Internet—You may vote your shares via the Web site www.proxyvote.com. You may vote over the Internet 24 hours a day, 7 days a week until 11:59 p.m. (Eastern time) on the day before the meeting date. As with telephone voting, you may confirm that the system has properly recorded your vote. Have your proxy card in hand when you access the Web site and follow the instructions. If you vote over the Internet, you do not need to return your proxy card. Please note that you may incur costs charged by telephone companies or Internet access providers if you vote over the Internet.

•	By mail—If you have requested paper copies of our proxy materials by mail, you may vote your shares by signing, dating and returning the proxy card in the postage-paid envelope provided.

•

In person—You may vote your shares by attending the Annual Meeting in person and depositing your proxy card at the registration desk (if you have requested paper copies of our proxy materials by mail) or completing a ballot that will be distributed at the Annual Meeting.

Stockholders who hold shares in “street name” (i.e., you own shares registered in the name of a bank, broker or other holder of record) should follow the instructions provided by their broker or nominee in order for their shares to be voted. If your shares are not registered in your name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or nominee to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

All shares that have been properly voted by proxy and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Shares represented by proxy cards that are signed and returned but do not contain any voting instructions will be voted as follows:

Proposal 1	—	FOR the election of all nominees for director named in this Proxy Statement;

Proposal 2	—	FOR the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for fiscal year 2008;

Proposal 3	—	FOR the approval of the amendment to our Amended and Restated Certificate of Incorporation to eliminate the Board’s ability to grant waivers from the constructive ownership limitations in Article X thereof relating to our status as a qualified real estate investment trust (“REIT”) under U.S. federal income tax law; and

In the discretion of the proxy holders, on such other business as may properly come before the Annual Meeting.

Revocation of Proxies

Stockholders of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

•	Executing and returning a later-dated proxy card;

•	Subsequently voting by telephone or over the Internet; or

•	Submitting a written notice of revocation to our General Counsel at our principal executive offices located at 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223.

A stockholder of record may also attend the Annual Meeting and vote in person, in which event any prior proxy given by the stockholder will be revoked automatically. Attendance at the Annual Meeting by itself will not constitute revocation of a proxy. Stockholders who hold shares in “street name” should follow the instructions provided by their broker or nominee to revoke a proxy, if applicable. No dissenters’ or appraisal rights are available with respect to the proposals presently being submitted to the stockholders for their consideration.

Quorum Requirement

A majority of the shares of Common Stock outstanding as of the record date must be present in person or by proxy to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of establishing a quorum. A broker non-vote occurs when a broker or nominee does not vote on some matter with respect to shares held in “street name” because the broker or nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. Under current NYSE rules, a broker or nominee that has not received voting instructions from the beneficial owner has discretion to vote on the election of our eight directors (Proposal 1) and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008 (Proposal 2), but no other proposal.

Votes Necessary for Action to Be Taken

Proposal 1 —	The vote of a plurality of the shares of Common Stock present in person or by proxy will be necessary to elect the director-nominees listed in this Proxy Statement. Therefore, the eight nominees receiving the greatest number of votes cast will be elected as directors, and abstentions and broker non-votes will have no effect.

Proposal 2 —	The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote will be necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008. Therefore, abstentions will have the same effect as votes against this proposal, whereas broker non-votes will have no effect.

Proposal 3 —	The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote will be necessary to approve the amendment to our Amended and Restated Certificate of Incorporation to eliminate the Board’s ability to grant waivers from the constructive ownership limitations in Article X thereof relating to our status as a qualified REIT under U.S. federal income tax law. Therefore, abstentions and broker non-votes will have the same effect as votes against this proposal.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote will be necessary to approve any other proposal that may properly come before the Annual Meeting. Accordingly, abstentions will have the same effect as votes against any such proposal, whereas broker non-votes will have no effect.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors, all of whom the Board has nominated upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating and Governance Committee”) to be elected as directors at the Annual Meeting. Each director elected at the Annual Meeting will hold office until the next succeeding annual meeting of stockholders and his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. We do not have a staggered board.

All nominees for director have consented to be named and have agreed to serve as directors if elected. We have no reason to believe that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept election or are unavailable to serve for any reason, the persons named as proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for such substitute nominees as may be designated by the Board.

Set forth below is certain biographical information concerning each nominee proposed for election as a director. This information is based upon statements made or confirmed to us by or on behalf of these nominees, except to the extent certain information appears in our records. Ages shown for all nominees are as of March 15, 2008.

Name	Age	Principal Occupation, Business Experience & Directorships	Director Since
DEBRA A. CAFARO	50	Ms. Cafaro has been our President, Chief Executive Officer and a director since 1999. She was appointed Chairman of the Board in January 2003. From 1997 to 1998, she served as President and a director of Ambassador Apartments, Inc. (NYSE: AAH), a multifamily REIT. Ms. Cafaro is a director of Weyerhaeuser Company (NYSE: WY), one of the world’s largest integrated forest products companies, the Treasurer of the National Association of Real Estate Investment Trusts (“NAREIT”) and a member of the Real Estate Roundtable and its Nominating Committee. She also chairs the Visiting Committee of the University of Chicago Law School. Ms. Cafaro is admitted to the Bar in Illinois and Pennsylvania.	1999

DOUGLAS CROCKER II	67	Mr. Crocker was Vice Chairman of the Board of Trustees of Equity Residential Properties Trust (NYSE: EQR) (“EQR”), a prominent multifamily REIT, from January 2003 to April 2003, and President, Chief Executive Officer and a trustee of EQR from 1993 to 2002. He served as Executive Vice President of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc. (“EGI”), which provides strategic direction and services for EGI’s real estate and corporate activities, from 1992 to 1997. He has also previously served as President, Chief Executive Officer and a director of First Capital Corporation, a sponsor of public limited real estate partnerships. Mr. Crocker is a director of Reis, Inc. (NASDAQ: REIS), a real estate merchant banking firm, Acadia Realty Trust (NYSE: AKR), a REIT that owns and operates shopping centers, Post Properties, Inc. (NYSE: PPS), a multifamily REIT, and Cypress Sharpridge Investments, Inc. (NYSE: CYS), a specialty finance company that primarily invests in agency residential mortgage-backed securities. He is also a Trustee of DePaul University.	1998

Name	Age	Principal Occupation, Business Experience & Directorships	Director Since
RONALD G. GEARY	60	Mr. Geary, an attorney and certified public accountant, has been a director of ResCare, Inc. (NASDAQ: RSCR) (“ResCare”), a provider of residential training and support services for persons with developmental disabilities and certain vocational training services, since 1990 and Chairman of the Board of ResCare since 1998. He also served as President of ResCare from 1990 to June 2006 and as Chief Executive Officer of ResCare from 1993 to June 2006. Prior to becoming Chief Executive Officer, Mr. Geary was Chief Operating Officer of ResCare from 1990 to 1993. Mr. Geary served as a director of Alterra Healthcare Corporation, a national assisted living company, from May 2001 to December 2003.	1998

JAY M. GELLERT	54	Mr. Gellert has been President and Chief Executive Officer of Health Net, Inc. (f/k/a Foundation Health Systems, Inc.) (NYSE: HNT) (“Health Net”), an integrated managed care organization which administers the delivery of managed healthcare services, since 1998 and a director of Health Net since 1999. Previously, Mr. Gellert was President and Chief Operating Officer of Health Net from 1997 to 1998. From 1996 to 1997, he served as President, Chief Operating Officer and a director of Health Net, then operating as Health Systems International, Inc. (“HSI”), a health maintenance organization. Prior to joining HSI, Mr. Gellert directed strategic advisory engagements for Shattuck Hammond Partners. Mr. Gellert is a director of the American Association of Health Plans and Miavita, Inc., a provider of online wellness programs.	2001

ROBERT D. REED	55	Mr. Reed was appointed to our Board effective March 5, 2008. Mr. Reed has been Senior Vice President and Chief Financial Officer of Sutter Health, a family of not-for-profit hospitals and physicians organizations in northern California, since 1997. Prior to that, he held various finance positions within Sutter Health and its affiliates. Before becoming a non-for-profit hospital system executive, Mr. Reed was an investment banker specializing in healthcare finance for hospital systems at various national financial firms, including Eastdil, Paine Webber and American Health Capital. He is a director of Interplast, an international humanitarian organization that provides free reconstructive surgery in developing countries, Metta Fund, a private non-profit foundation, Personalized Physician Care, Inc., a comprehensive coordinated health care service provider for residents of southwest Florida, and Orinda Senior Village, a not-for-profit seniors housing community.	2008

Name	Age	Principal Occupation, Business Experience & Directorships	Director Since
SHELI Z. ROSENBERG	66	Ms. Rosenberg was Vice Chairman of Equity Group Investments, LLC (“EGI, LLC”), an investment company, from 2000 to October 2003 and Chief Executive Officer and President of EGI, LLC from 1999 to 2000. From 1994 to 1999, she served as Chief Executive Officer, President and a director of EGI, an owner, manager and financier of real estate and corporations. Ms. Rosenberg is a trustee of EQR and a director of Equity Life Style Properties (NYSE: ELS), a manufactured home community REIT, CVS Caremark Corporation (NYSE: CVS), a drug store chain, and Nanosphere, Inc. (NASDAQ: NSPH), a developer, manufacturer and marketer of advanced molecular diagnostics systems. She is also serving as a director of Avis Budget Group, Inc. (NYSE: CAR) (“Avis”), a provider of automobile rental and related services, until the Avis 2008 annual meeting. Ms. Rosenberg is co-founder and President of The Center for Executive Women at the Kellogg School of Management. Ms. Rosenberg was a principal in the law firm of Rosenberg & Liebentritt, P.C. from 1980 to 1997.	2001

JAMES D. SHELTON	54	Mr. Shelton was appointed to our Board effective March 5, 2008. Mr. Shelton is Chairman of Legacy Hospital Partners, Inc. (“Legacy”), a privately held company that was recently formed to own, operate and manage acute care hospitals in small cities and select urban markets throughout the United States. Previously, he founded and served as Chairman and Chief Executive Officer of Triad Hospitals, Inc. from 1999 until it was sold in July 2007. Prior to that, Mr. Shelton was President of the Pacific Group of Columbia/HCA Healthcare Corporation (now known as HCA Inc.) (“HCA”) from 1998 to 1999, and President of the Central Group of HCA from 1994 to 1998. Mr. Shelton is also a director of Omnicare, Inc. (NYSE: OCR), a pharmaceutical care provider for the elderly, and Health Coverage Foundation, a non-profit organization formed to promote private solutions for the medically uninsured in America. He has previously served on the Boards of the Federation of American Hospitals and the American Hospital Association.	2008

THOMAS C. THEOBALD	70	Mr. Theobald has been a Senior Advisor at Chicago Growth Capital, a Chicago-based private equity firm, since September 2004. From 1994 to September 2004, he served as a Managing Director at William Blair Capital Partners, and from 1987 to 1994, he was Chairman and Chief Executive Officer of Continental Bank Corporation, a bank holding company. Prior to that, Mr. Theobald worked at Citicorp/Citibank from 1960 to 1987, rising to the level of Vice Chairman. He is a director of Anixter International, Inc. (NYSE: AXE), a supplier of electrical apparatus and equipment, Columbia Funds, a mutual fund group, AMBAC Financial Group (NYSE: ABK), a financial guaranty underwriter, and Jones Lang LaSalle Incorporated (NYSE: JLL), a real estate services and investment management firm. Mr. Theobald is also a Life Trustee of Northwestern University.	2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NAMED NOMINEES.

CORPORATE GOVERNANCE

Guidelines on Governance

We have adopted Guidelines on Governance, which reflect the fundamental corporate governance principles by which the Board and its committees operate. These guidelines set forth general practices the Board will follow with respect to Board structure and function, Board and committee organization and composition, and Board conduct.

A copy of our Guidelines on Governance is available on our Web site at www.ventasreit.com under the “For Investors” tab at the top of the page and then under the “Corporate Governance” link. In addition, we will provide a copy of the Guidelines on Governance, without charge, upon request to Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, Attention: Corporate Secretary.

Board of Directors

The Board provides guidance and oversight with respect to our overall performance, strategic plans, key corporate policies and decisions and enterprise risk management. Among other things, it approves significant acquisitions, dispositions and other transactions, advises management on key financial and business objectives and monitors our progress with respect to these matters. Members of the Board are kept informed of our business by various reports and materials provided to them on a regular basis by management, including presentations made at Board and committee meetings by our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, General Counsel and other officers.

Director Independence

Our Guidelines on Governance require that at least a majority of the Board be comprised of directors who meet the criteria for independence under the rules and regulations of the NYSE. For a director to be considered independent under the NYSE’s listing standards, the Board must affirmatively determine that the director has no direct or indirect material relationship with us. On March 18, 2008, the Board evaluated each non-management director’s independence on a case-by-case basis. The Board considered any matters that could affect the ability of each non-employee director to exercise independent judgment in carrying out his or her responsibilities as a director, including all transactions and relationships between, on one hand, each such director, the director’s family members and organizations with which the director or the director’s family members have an affiliation and, on the other hand, us, our subsidiaries and our management. Any such matters were evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. Based on that review, the Board has affirmatively determined that each of our current non-management directors and nominees—Messrs. Crocker, Geary, Gellert, Reed, Shelton and Theobald and Ms. Rosenberg—has no material relationship with us and qualifies as independent under the NYSE’s standards. Ms. Cafaro, as our Chairman, President and Chief Executive Officer, is not independent under the rules and regulations of the NYSE. The Board also determined that Christopher T. Hannon met the NYSE’s standards during the time that he served as a director. Each director abstained from the vote pertaining to the determination of his or her independence.

In evaluating Mr. Geary’s independence, the Board considered our relationship with ResCare pursuant to the Master Lease Agreement described under “Transactions with Related Persons—Transactions with ResCare” and has determined that such relationship is not material to Mr. Geary, ResCare or us from a financial perspective or otherwise. In 2007, the total annual payments made to us under the Master Lease Agreement constituted less than one-tenth of one percent (0.1%) of the annual gross consolidated revenues of ResCare, and approximately one-tenth of one percent (0.1%) of our annual gross consolidated revenues. Further, the Board believes that the terms of the Master Lease Agreement represent market rates. The Board does not believe this relationship will affect Mr. Geary’s ability to exercise independent judgment in carrying out his responsibilities as a director of Ventas.

Presiding Director

The independent members of the Board, after considering the recommendation of the Nominating and Governance Committee, annually select one independent director to serve as Presiding Director for all meetings of the independent directors held in executive session. The Presiding Director also acts as the principal liaison between the Board and our Chief Executive Officer and has such additional duties as may be assigned from time to time by the Board. Douglas Crocker II currently serves as the Presiding Director.

Attendance at Meetings

The Board held a total of 13 meetings during 2007 and one meeting of a special committee of the Board. Pursuant to our Guidelines on Governance, our independent directors meet in executive session, outside the presence of management, at a minimum, at each regularly scheduled quarterly Board meeting. The Presiding Director chairs all regularly scheduled executive sessions and all other meetings of the independent directors.

Each director attended at least 75% of the total meetings of the Board and the committees on which he or she served during 2007. See “—Board Committees” below.

We encourage, but do not require, all directors to attend our annual meetings of stockholders. As a result of a last minute change in our Board meeting schedule arising in connection with our May 2007 equity offering, only one of the seven directors who were nominated for re-election to the Board in 2007 attended our 2007 Annual Meeting of Stockholders. In the judgment of the Board, the arrangements to secure our equity offering took precedence.

Communications with the Board

Stockholders and other parties interested in communicating directly with the Board may do so by writing to Board of Directors, Ventas, Inc., c/o Corporate Secretary, 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, or by submitting an e-mail to the board at bod@ventasreit.com. Communications addressed to the Board are screened by our Corporate Secretary for appropriateness before either forwarding to or notifying the members of the Board of receipt of a communication. Additionally, stockholders and other parties interested in communicating directly with the Presiding Director of the Board or with the non-management directors as a group may do so by writing to Presiding Director, Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, or by submitting an e-mail to the non-management members of the Board at independentbod@ventasreit.com.

Process for Nominating Potential Director Candidates

Our Guidelines on Governance set forth, among other things, the process by which the Nominating and Governance Committee identifies and evaluates nominees for Board membership. Under this process, the Nominating and Governance Committee annually considers and recommends to the Board a slate of directors for election at the next annual meeting of stockholders. In selecting this slate, the Nominating and Governance Committee considers (i) incumbent directors who have indicated a willingness to continue to serve on the Board, (ii) candidates, if any, nominated by our stockholders, and (iii) other individuals as determined by the Nominating and Governance Committee. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating and Governance Committee considers and recommends a candidate to the Board for appointment to fill the seat.

In evaluating potential director candidates, the Nominating and Governance Committee considers, among other factors, the qualifications listed below and any additional characteristics that it believes one or more directors should possess, based on an assessment of the perceived needs of the Board at that time. However, no single factor or group of factors is necessarily dispositive of whether a candidate will be recommended by the Nominating and Governance Committee. The Nominating and Governance Committee will consider and apply these same standards in evaluating individuals recommended for nomination by our stockholders in accordance with the procedures described under “Stockholder Proposals for the 2009 Annual Meeting of Stockholders.”

Our Guidelines on Governance provide that, as a group, our directors should bring a variety of experiences, knowledge and points of view without representing any particular interest group or constituency. Accordingly, nominees for membership on the Board should:

•	have demonstrated management or technical ability at high levels in successful organizations;

•	be currently employed in positions of significant responsibility and decision-making;

•	have experience relevant to our operations, such as real estate, real estate investment trusts, healthcare, finance or general management;

•	be well-respected in their business and home communities;

•	have time to devote to Board duties; and

•	be independent from us and our management (except in the case of our Chief Executive Officer).

We have from time to time retained search firms and other third parties to assist us in identifying potential candidates based on specific criteria that we provided to them, including the qualifications listed above. We may retain search firms and other third parties on similar or other terms in the future.

Board Committees

The Board currently has five standing committees that perform certain functions for the Board:

•	Audit and Compliance Committee (the “Audit Committee”);

•	Executive Compensation Committee (the “Compensation Committee”);

•	Executive Committee;

•	Investment Committee; and

•	Nominating and Governance Committee.

The following table provides current membership and 2007 meeting information for each of these committees:

Name	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating and Governance Committee
Debra A. Cafaro			X	C
Douglas Crocker II		X	X	X
Ronald G. Geary	C				X
Jay M. Gellert		C
Robert D. Reed	X
Sheli Z. Rosenberg	X		X		C
James D. Shelton				X	X
Thomas C. Theobald		X	C
Total Meetings in 2007	4	7	0	0	2

C = Chairperson

Each of the Audit, Compensation and Nominating and Governance Committees operates pursuant to a written charter. Copies of these charters are available on our Web site at www.ventasreit.com under the “For Investors” tab at the top of the page and then under the “Corporate Governance” link. In addition, we will provide copies of the Audit, Compensation and Nominating and Governance Committee charters, without charge, upon request to Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, Attention: Corporate Secretary.

Audit Committee

The Board has determined that each member of the Audit Committee is independent and satisfies the independence standards of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and related rules and regulations of SEC and the listing standards adopted by the NYSE, including the additional independence requirements for audit committee members. The Board has also determined that each member of the Audit Committee is financially literate and qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee assists board oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function and independent registered public accounting firm. Among other things, the Audit Committee:

•	prepares the report required by SEC rules to be included in our annual proxy statement;

•	annually assesses the adequacy of its charter and reviews its performance;

•	appoints and evaluates our independent registered public accounting firm, subject to stockholder ratification;

•

compensates, retains and oversees the work of the independent registered public accounting firm (including the resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; reviews and approves our annual audited financial statements, quarterly financial statements and other reports and statements filed with the SEC;

•	approves all audit services and permitted non-audit services (including the fees and terms thereof);

•	reviews significant issues and judgments concerning our financial statements, regulatory and accounting initiatives and internal controls;

•

reviews quarterly reports from the independent registered public accounting firm on all critical accounting policies to be used, alternative treatment of financial information and other material written communications between the independent registered public accounting firm and management;

•	reviews our earnings press releases, as well as any financial information and earnings guidance provided to analysts and ratings agencies;

•	reviews our risk exposures, including our risk assessment and risk management policies and guidelines;

•

reviews disclosures by our Chief Executive Officer and Chief Financial Officer about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	discusses with the independent registered public accounting firm any problems relating to the conduct of the audit and management’s response thereto;

•	reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm, including the lead partner of the audit team;

•

annually reviews a report from the independent registered public accounting firm regarding (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent registered public accounting firm and us;

•	oversees our internal audit function;

•	reviews conflicts of interest and similar matters involving our directors or officers;

•	establishes procedures for the receipt, retention and treatment of complaints concerning financial matters;

•	reviews correspondence with regulators or governmental agencies and any published reports concerning our financial statements; and

•	reviews accounting and financial personnel.

The Audit Committee maintains free and open communication with the Board, our independent registered public accounting firm, our internal auditors and our financial management.

Compensation Committee

The Board has determined that each member of the Compensation Committee is independent and satisfies the listing standards adopted by the NYSE. The Board has also determined that each member of the Compensation Committee meets the additional requirements for compensation committee members under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee has primary responsibility for the design, review, approval and administration of all aspects of our executive compensation program. The Compensation Committee makes all compensation decisions for, and reviews the performance of, each of our executive officers other than the Chief Executive Officer. The Compensation Committee also reviews the performance of, and makes compensation recommendations for, the Chief Executive Officer. However, final decisions regarding compensation for the Chief Executive Officer are made by the non-management members of the Board, taking into consideration the Compensation Committee’s recommendations.

The Compensation Committee meets regularly throughout the year to review the compensation philosophy and ensure its continued alignment with our business goals and to consider and approve the executive compensation program for the coming year. The Compensation Committee, with the assistance of a nationally recognized compensation consultant, discusses changes, if any, to the program structure, assesses the appropriate peer comparators, sets base salaries, determines annual and long-term incentive award levels and establishes the applicable company and individual performance goals. Our executive officers provide support to the Compensation Committee throughout this process by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial company information and relevant market intelligence concerning our peer comparators as a supplement to the comparative market data prepared by the compensation consultant and making recommendations with respect to company goals and related performance metrics. At the Compensation Committee’s request, the Chief Executive Officer attends meetings and recommends to the Compensation Committee any compensation changes affecting the other executive officers. The Chief Executive Officer does not play any role in setting her own compensation. In addition, at the Compensation Committee’s request, our General Counsel attends meetings to act as secretary and record the minutes of the meetings.

The Compensation Committee meets during the first quarter of each year, typically in January, to review the achievement of corporate and individual performance goals for executives and to determine annual and long-term incentive awards for the prior year. Our executive officers provide similar support to the Compensation Committee in this process, and the Chief Executive Officer makes recommendations with respect to awards for the other executive officers.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties and to approve the terms of retention and fees to be paid to those consultants and advisors. The compensation consultant reports to the Compensation Committee and receives no other fees from us outside its role as advisor to the Board and the Compensation Committee. Although the compensation consultant periodically interacts with company employees to gather and review information related to our executive compensation program, this work is done at the direction of the Compensation Committee.

Executive Committee

The Board of Directors has delegated to the Executive Committee the power to direct the management of our business and affairs in emergency situations during the intervals between meetings of the Board (except for matters reserved to the Board and other committees of the Board).

Investment Committee

The function of the Investment Committee is to review and approve certain investments in, and acquisitions or development of, seniors housing and/or healthcare-related properties, as well as divestitures of properties, in accordance with our Investment and Divestiture Approval Policy.

Nominating and Governance Committee

The Board has determined that each member of the Nominating and Governance Committee is independent and satisfies the listing standards adopted by the NYSE. The Nominating and Governance Committee (i) identifies individuals qualified to become members of the Board, (ii) selects, or recommends to the Board for selection, director-nominees, (iii) oversees the Board and Board committees, (iv) develops and recommends to the Board a set of corporate governance guidelines and the corporate code of ethics, and (v) generally advises the Board on corporate governance and related matters. Other specific authority and responsibilities of the Nominating and Governance Committee include:

•	establishing or approving the criteria for Board membership;

•	making recommendations to the Board regarding its size, composition and tenure of directors;

•	reviewing stockholder proposals and proposed responses;

•	advising the Board on appropriate structure and operations of all committees of the Board, including committee member qualifications;

•	reviewing and recommending to the Board committee assignments and additional committee members to fill vacancies as needed;

•	annually reviewing and recommending to the Board the amount and types of compensation to be paid to our non-employee directors;

•	annually reviewing with the Board succession planning with respect to our Chief Executive Officer and other executive officers;

•

periodically reviewing our policies and procedures, including without limitation the corporate governance guidelines and the corporate code of ethics, as it deems appropriate, and recommending any changes or modifications to the Board for approval;

•	developing, implementing, reviewing and monitoring an orientation program for new directors, as well as a continuing education program for existing directors;

•	monitoring developments, trends and best practices in corporate governance and taking such actions in accordance therewith, as it deems appropriate; and

•	overseeing, as it deems appropriate, an evaluation process of the Board and each of the Board committees, as well as an annual self-performance evaluation.

The Nominating and Governance Committee has the authority to form subcommittees of independent directors and delegate its authority, to the extent not otherwise inconsistent with its obligations and responsibilities.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all of our directors and employees, including our Chief Executive Officer and all senior financial officers, such as our Chief Financial Officer and our Chief Accounting Officer and Controller, as required by the Sarbanes-Oxley Act, as well as all of the directors and officers of our subsidiaries.

A copy of the Code of Ethics and Business Conduct is available on our Web site at www.ventasreit.com under the “For Investors” tab at the top of the page and then under the “Corporate Governance” link. In addition, we will provide a copy of the Code of Ethics and Business Conduct, without charge, upon request to Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, Attention: Corporate Secretary. Waivers from, and amendments to, the Code of Ethics and Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer or persons performing similar functions will be timely posted on our Web site at www.ventasreit.com.

NON-EMPLOYEE DIRECTOR COMPENSATION

2007 Non-Employee Director Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, our non-employee directors during 2007 (Messrs. Reed and Shelton did not serve as directors at any time in 2007):

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas Crocker II	$94,000	$62,424	$41,464	—	—	—	$197,888
Ronald G. Geary	64,500	62,424	41,464	—	—	—	168,388
Jay M. Gellert	61,500	62,424	41,464	—	—	—	165,388
Christopher T. Hannon *	45,000	—	8,024	—	—	—	53,024
Sheli Z. Rosenberg	63,000	62,424	41,464	—	—	—	166,888
Thomas C. Theobald	67,500	62,424	41,464	—	—	—	171,388

*	Mr. Hannon passed away on September 4, 2007.

(1)	The amounts shown in this column reflect quarterly retainer and meeting fees described below under “Non-Employee Director Compensation Program—Cash Compensation.” Mr. Crocker received an additional $25,000 retainer in 2007 for his service as the Presiding Director. Of the amounts shown in this column, the following directors elected to defer all or a portion of their retainer and meeting fees pursuant to our Nonemployee Directors’ Deferred Compensation Plan described below and were credited with the following stock units: Mr. Crocker, $94,000 or 2,281 units; Mr. Gellert, $61,500 or 1,489 units; Ms. Rosenberg, $31,500 or 758 units; and Mr. Theobald, $67,500 or 1,624 units.

(2)	The amounts shown in this column reflect the stock-based compensation expense recognized for financial statement reporting purposes in 2007 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), for shares of restricted stock or restricted stock units granted to the directors. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS No. 123(R). The grant date fair value of restricted stock or restricted stock units granted to each non-employee director in 2007, excluding stock units credited in lieu of retainer and meeting fees, was $68,812.

Upon his death, Mr. Hannon forfeited 2,501 shares of restricted stock previously granted to him.

As of December 31, 2007, the aggregate number of shares of restricted stock and restricted stock units held by the non-employee directors, excluding stock units credited in lieu of retainer and meeting fees, was as follows:

Mr. Crocker	30,566 shares
Mr. Geary	8,832 shares
Mr. Gellert	6,876 shares
Ms. Rosenberg	6,876 shares
Mr. Theobald	6,876 shares

Directors are generally entitled to dividends paid on shares of restricted stock and dividend equivalents on restricted stock units.

(3)	The amounts shown in this column reflect the stock-based compensation expense recognized for financial statement reporting purposes in 2007 in accordance with SFAS No. 123(R) for stock options granted to the directors. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS No. 123(R). The grant date fair value of stock options granted to each non-employee director in 2007 was $30,400. The aggregate grant date fair value of restricted stock or restricted stock units and stock options granted to each non-employee director in 2007 exceeds $90,000 as grant date fair value estimates for stock options were refined subsequent to January 1, 2007, the grant date.

Upon his death, Mr. Hannon forfeited options to purchase 2,500 shares of Common Stock previously granted to him.

As of December 31, 2007, the aggregate number of shares underlying stock options held by the non-employee directors was as follows:

Mr. Crocker	55,000 shares
Mr. Geary	55,000 shares
Mr. Gellert	40,000 shares
Ms. Rosenberg	40,000 shares
Mr. Theobald	30,000 shares

Non-Employee Director Compensation Program

Our Chief Executive Officer, as a Ventas employee, does not receive compensation for her service as a director. The Board believes that the level of non-employee director compensation should be competitive with comparable companies and should enable us to attract and retain individuals of the highest quality to serve as our directors. In addition, the Board believes that a significant portion of that compensation should align director interests with the long-term interests of our stockholders. Accordingly, non-employee directors receive a combination of cash and equity-based compensation for their services.

Cash Compensation

The cash compensation paid to, or earned by, our non-employee directors is comprised of two components: (1) a quarterly retainer and (2) Board and committee meeting fees.

Quarterly Retainer

Effective April 1, 2008, each non-employee director receives a $12,500 retainer for each calendar quarter in which he or she serves as a director. During 2007 and the first quarter of 2008, the quarterly retainer was $10,000. The Presiding Director receives an additional $6,250 retainer for each calendar quarter served.

Board and Committee Meeting Fees

Each non-employee director receives $1,500 for each board meeting and $1,000 for each committee meeting he or she attends (including telephonic meetings, unless the meeting is ten minutes or less).

Pursuant to our Nonemployee Directors’ Deferred Stock Compensation Plan (the “Director Deferred Compensation Plan”), non-employee directors may elect to defer receipt of all or a portion of their retainer and meeting fees. Deferred fees are credited to each participating director in the form of stock units, based on the fair market value of our Common Stock on the deferral date. At the prior election of the participating director, dividend equivalents on the stock units are paid either in additional units or cash. After a participating director ceases to serve on the Board, or at such later time as he or she has previously designated, the director’s stock unit account is settled in whole shares of Common Stock on a one-for-one basis and distributed either in one lump sum or in installments over a period of not more than ten years, at the director’s prior election. Fractional stock units are paid out in cash.

Equity-Based Compensation

The equity-based compensation paid to our non-employee directors consists of shares of restricted stock or restricted stock units, at the director’s prior election, and stock options.

Restricted Stock/Restricted Stock Units

Upon initial election or appointment to the board, each non-employee director receives a grant of 2,000 shares of restricted stock or restricted stock units, at his or her prior election, pursuant to our 2006 Stock Plan for Directors. In addition, beginning in 2009, on January 1 of each year, each non-employee director who is serving on such date will receive a grant of shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $100,000 minus the value of the same-day grant of options to purchase 5,000 shares of Common Stock (described below), pursuant to the 2006 Stock Plan for Directors. On January 1, 2007 and 2008, each non-employee director serving on our Board received a grant of shares of restricted stock or restricted stock units, at his or her prior election, having an aggregate value equal to $90,000 minus the value of the same-day grant of options to purchase 5,000 shares of Common Stock. Shares of restricted stock and restricted stock units granted to our non-employee directors generally vest in two equal annual installments, beginning on the first anniversary of the date of grant.

Stock Options

On January 1 of each year, each non-employee director who is serving on such date receives a grant of options to purchase 5,000 shares of Common Stock, having an exercise price equal to the fair market value on the date of grant, pursuant to the 2006 Stock Plan for Directors. Stock options granted to our non-employee directors generally vest in two equal annual installments, beginning on the date of grant, and are subject to a ten-year term. The stock option exercise price is the closing price of our Common Stock on the date of grant.

Reimbursement of Expenses

We reimburse each non-employee director for travel and other expenses associated with attending Board and committee meetings, director education programs and other board-related activities.

Non-Employee Director Compensation Review Practices

The Nominating and Governance Committee is responsible for annually reviewing the amount and types of compensation to be paid to our non-employee directors. During this process, the Nominating and Governance Committee reviews and evaluates information contained in surveys compiled by NAREIT and the National Association of Corporate Directors and may, as necessary, retain a nationally recognized independent compensation consultant to advise it on appropriate director compensation levels. Any changes to our non-employee director compensation program must be recommended by the Nominating and Governance Committee for approval by the Board. In March 2008, the Nominating and Governance Committee recommended, and the Board approved, the changes described above, based on its annual review and in keeping with our philosophy for non-employee director compensation. Prior to that time, our non-employee director compensation program had not been changed since May 2006.

Minimum Share Ownership Guidelines for Non-Employee Directors

Our minimum share ownership guidelines require each non-employee director to maintain a minimum number of shares of Common Stock equal to the number of shares granted by us to the non-employee director as compensation during the 36-calendar month period immediately preceding the test date, minus any shares forfeited by the director to pay taxes on the vesting of those shares under our share withholding program. Each non-employee director’s compliance with the guidelines is reviewed on July 1 of each year. Each non-employee director has three years from the date that he or she first becomes subject to the guidelines to satisfy the minimum share ownership guidelines. Since the share ownership guidelines were first adopted in May 2006, all directors are expected to satisfy the minimum ownership levels by May 2009. All of our non-employee directors are currently in compliance with these guidelines.

EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning each of our current executive officers. Ages shown for all executive officers are as of March 15, 2008.

Name & Position	Age	Business Experience
DEBRA A. CAFARO Chairman, President and Chief Executive Officer	50	Ms. Cafaro’s biographical information is set forth above under “Proposal 1—Election of Directors.”

RICHARD A. SCHWEINHART Executive Vice President and Chief Financial Officer	58	Mr. Schweinhart joined us as our Senior Vice President and Chief Financial Officer in December 2002, after serving as a full-time consultant to Ventas from May to November 2002, and was promoted to Executive Vice President in January 2006. Previously, he was Senior Vice President and Chief Financial Officer for Kindred Healthcare, Inc. (“Kindred”), where he was responsible for all financial aspects of the company, including accounting, finance, purchasing, insurance, tax, reimbursement and internal control. Prior to that, Mr. Schweinhart was a Senior Vice President of Finance for HCA, Chief Financial Officer at Galen Health Care, Inc. (a spin-off of Humana Inc. (“Humana”)) prior to its acquisition by HCA and a Senior Vice President of Finance at Humana. He is a Certified Public Accountant and a director of Health Enterprises Network of Louisville.

RAYMOND J. LEWIS Executive Vice President and Chief Investment Officer	43	Mr. Lewis joined us as our Senior Vice President and Chief Investment Officer in October 2002 and was promoted to Executive Vice President in January 2006. Previously, he was managing director of business development for GE Capital Healthcare Financial Services, a division of General Electric Capital Corporation (“GECC”), which is a subsidiary of General Electric Corporation, where he led a team focused on mergers and portfolio acquisitions of healthcare assets. Prior to that, Mr. Lewis was Executive Vice President of healthcare finance for Heller Financial, Inc. (acquired by GECC in 2001), where he had primary responsibility for healthcare lending. Mr. Lewis has served as a director of the Assisted Living Federation of America and as Chairman and a director of the National Investment Center for the Seniors Housing & Care Industry (“NIC”). He is currently a member of the Executive Board of the American Seniors Housing Association.

T. RICHARD RINEY Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	50	Mr. Riney has served as our Executive Vice President, General Counsel and Corporate Secretary since May 1998 and was also designated our Chief Administrative Officer in February 2007. Previously, he served as Transactions Counsel of Vencor, Inc. (Ventas’s predecessor). Prior to that, Mr. Riney was a partner of Hirn, Reed & Harper, a law firm based in Louisville, Kentucky, where his areas of concentration were real estate and corporate finance. He is a member of NAREIT.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table shows as of March 24, 2008 the amount of Common Stock beneficially owned by each of our directors and nominees, each of our Named Executive Officers (defined below) and all of our directors and executive officers, as a group:

Name of Beneficial Owner	Common Stock Beneficially Owned (1)(2)		Percent of Class (1)
Debra A. Cafaro	1,081,019	(3)(4)	*
Douglas Crocker II	81,353	(3)(5)	*
Ronald G. Geary	70,236	(3)(5)	*
Jay M. Gellert	69,151	(3)(5)	*
Raymond J. Lewis	264,389	(3)	*
Robert D. Reed	2,016	(5)	*
T. Richard Riney	406,291	(3)(6)	*
Sheli Z. Rosenberg	67,218	(3)(5)	*
Richard A. Schweinhart	270,525	(3)(7)	*
James D. Shelton	2,016	(5)	*
Thomas C. Theobald	56,090	(3)(8)	*

All directors and executive officers as a group (11 persons)	2,370,304		1.7%

*	Less than 1%

(1)	Beneficial ownership of shares for purposes of this Proxy Statement, as determined in accordance with applicable rules of the SEC, includes shares as to which a person has or shares voting power and/or investment power (whether or not vested). Each named person is deemed to be the beneficial owner of securities which may be acquired within 60 days of March 24, 2008 through the exercise of options, warrants or rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person; however, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person. Percentages are based on 138,365,467 shares of Common Stock outstanding on March 24, 2008.

(2)	Except as set forth in the accompanying footnotes, the named persons have sole voting power and sole investment power over the shares beneficially owned by them. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right.

(3)	Includes the following number of shares of Common Stock which the respective directors, nominees and Named Executive Officers have or will have the right to acquire pursuant to options exercisable as of or within 60 days after March 24, 2008: Ms. Cafaro, 305,183; Mr. Crocker, 22,500; Mr. Geary, 57,500; Mr. Gellert, 42,500; Mr. Lewis, 169,784; Mr. Riney, 78,236; Ms. Rosenberg, 22,500; Mr. Schweinhart, 182,477; and Mr. Theobald, 32,500.

(4)	Includes 5,000 shares held in trust for the benefit of Ms. Cafaro’s immediate family, as to which Ms. Cafaro’s husband is the trustee. Ms. Cafaro has no voting power over these 5,000 shares. Ms. Cafaro has pledged 476,188 shares to secure the Cafaro Tax Loans (defined under “Transactions with Related Persons” below).

(5)	Includes the following number of restricted stock units held by the respective directors: Mr. Crocker, 4,713; Mr. Gellert, 4,713; and Mr. Theobald, 4,713. Also includes the following number of stock units held in the respective directors’ stock unit accounts pursuant to the Director Deferred Compensation Plan: Mr. Crocker, 9,086; Mr. Geary, 2,098; Mr. Gellert, 5,690; Mr. Reed, 16; Ms. Rosenberg, 4,134; Mr. Shelton, 16; and Mr. Theobald, 6,377.

(6)	Includes 1,300 shares held in Mr. Riney’s IRA.

(7)	Includes 805 shares held in Mr. Schweinhart’s IRA. Excludes 800 shares held in Mr. Schweinhart’s wife’s IRA. Mr. Schweinhart has shared voting power and shared investment power over 10,000 shares of Common Stock.

(8)	Includes 3,000 shares held in trust for the benefit of Mr. Theobald’s son, as to which Mr. Theobald is the trustee, and 1,000 shares held in the name of Mr. Theobald’s daughter.

Principal Stockholders

The following table shows as of March 24, 2008 the amount of Common Stock beneficially owned by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
Cohen & Steers, Inc.	8,040,046	(1)	6.02%
Cohen & Steers Capital Management, Inc. 280 Park Avenue 10th Floor New York, NY 10017

ING Groep N.V.	7,343,277	(2)	5.49%
Amstelveenseweg 500 1081 KL Amsterdam P.O. Box 810 1000 AV Amsterdam The Netherlands

Invesco Ltd.	7,245,191	(3)	5.44%
1360 Peachtree Street NE Atlanta, GA 30309

The Vanguard Group Inc.	8,571,059	(4)	6.23%
100 Vanguard Boulevard Malvern, PA 19355

(1)	Based solely on information contained in a Schedule 13G/A filed jointly by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (collectively, “Cohen & Steers”) on February 13, 2008. Cohen & Steers reported that, as of December 31, 2007, it had sole voting power over 7,862,315 shares of Common Stock and sole dispositive power over 8,040,046 shares of Common Stock. Cohen & Steers Capital Management, Inc. is an investment advisor registered under Section 203 of the Investment Advisers Act and a wholly owned subsidiary of Cohen & Steers, Inc.

(2)	Based solely on information contained in a Schedule 13G/A filed by ING Groep N.V. (“ING”) on February 14, 2008. ING reported that, as of December 31, 2007, it had sole voting and dispositive power over 7,343,277 shares of Common Stock, including 6,664,547 shares held by indirect subsidiaries of ING in their role as discretionary manager of client portfolios and 23,730 shares held by indirect subsidiaries of ING in their role as trustee.

(3)	Based solely on information contained in a Schedule 13G/A filed by Invesco, Ltd (“Invesco”), on behalf of itself and its subsidiaries through which it provides investment management services (Invesco Institutional (N.A.), Inc., Stein Roe Investment Counsel, Inc., Invesco National Trust Company, PowerShares Capital Management LLC and PowerShares Capital Management Ireland LTD) on February 14, 2008. Invesco reported that, as of December 31, 2007, it had sole voting power over 7,067,869 shares of Common Stock and sole dispositive power over 7,245,191 shares of Common Stock. Amount excludes shares beneficially owned by executive officers and directors of Invesco, which beneficial ownership is disclaimed. Each of Invesco’s subsidiaries also disclaims beneficial ownership of shares beneficially owned by Invesco and any other subsidiary.

(4)	Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group Inc. (“Vanguard”) on February 27, 2008. Vanguard reported that, as of December 31, 2007, it had sole voting power over 42,829 shares of Common Stock and sole dispositive power over 8,571,059 shares of Common Stock. Vanguard is an investment adviser registered under Section 203 of the Investment Advisers Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our outstanding Common Stock to file reports of beneficial ownership and changes in such ownership with the SEC. Based solely on a review of the copies of those reports furnished to us and on written representations from certain reporting persons that no Form 5 was required for any such persons, we believe that during 2007 all officers, directors and persons who own more than 10% of our Common Stock complied with all applicable Section 16(a) filing requirements.

TRANSACTIONS WITH RELATED PERSONS

Our Board of Directors has adopted an unwritten policy requiring that any transaction between us and any of our officers, directors or their affiliates be approved by the disinterested members of the Board and be on terms no less favorable to us than those available from unaffiliated parties. In addition, our Audit Committee charter provides that any such transaction and all other conflict of interest or similar matters involving any of our officers or directors must also be reviewed by the Audit Committee. Pursuant to our Conflicts of Interest Policy, officers and directors must disclose in writing to our General Counsel, who will review the matter with the Presiding Director, any existing or proposed transaction in which he or she has a personal interest, or in which there is or might appear to be a conflict of interest by reason of his or her connection to another business organization, and must refrain from voting on any such transaction.

Transactions with ResCare

On October 15, 1998, we acquired eight personal care facilities and related facilities for approximately $7.1 million from Tangram Rehabilitation Services, Inc. (“Tangram”), a wholly owned subsidiary of ResCare, of which Mr. Geary is Chairman and also served as President and Chief Executive Officer until June 2006. The purchase price for the Tangram facilities was determined by an appraisal conducted by Graham & Associates, Inc., San Marcos, Texas, a certified General Real Estate Appraiser for the State of Texas. We lease these facilities to Tangram pursuant to a Master Lease Agreement, which is guaranteed by ResCare. During 2007, Tangram paid us approximately $917,000 in base rent payments, which constituted approximately one-tenth of one percent (0.1%) or less of both our and ResCare’s annual gross consolidated revenues for the year. We believe that the terms of the Master Lease Agreement represent market rates.

Cafaro Tax Loans

Under the terms of Ms. Cafaro’s previous employment agreement, we made loans to Ms. Cafaro (the “Cafaro Tax Loans”) in the aggregate principal amounts of $67,250 in 1999, $184,551 in 2000, $593,893 in 2001 and $870,759 in 2002 to pay all federal, state, local and other taxes payable upon the vesting of restricted stock awards previously granted to her. In keeping with our best corporate governance practices, we discontinued making such loans in 2002 and we will not make in the future any additional tax loans to Ms. Cafaro. The principal amount of all of the Cafaro Tax Loans is payable on March 5, 2009. Each Cafaro Tax Loan bears interest at the lowest applicable federal rate on the date incurred. Interest on the Cafaro Tax Loans is payable annually out of and only to the extent of dividends received on the vested restricted stock. Ms. Cafaro has paid interest on the Cafaro Tax Loans through December 31, 2007. Each Cafaro Tax Loan is secured by a pledge of all of the restricted shares to which such Cafaro Tax Loan relates (representing a total of 476,188 shares), and the

Cafaro Tax Loans are otherwise non-recourse to Ms. Cafaro. Pursuant to Ms. Cafaro’s employment agreement, the Cafaro Tax Loans will be forgiven in the event of a Change of Control of Ventas, Ms. Cafaro’s death or disability or termination of her employment by us other than for Cause or by her for Good Reason (as those terms are defined in the employment agreement). If any Cafaro Tax Loan or its forgiveness results in taxable income to Ms. Cafaro, we are required to pay to Ms. Cafaro an amount sufficient for the payment of all taxes relative to the loan or its forgiveness.

EXECUTIVE COMPENSATION MATTERS

Compensation Discussion and Analysis

The following discussion and analysis provides information regarding the compensation program in place for our principal executive officer, our principal financial officer and our two other executive officers (the “Named Executive Officers”) for 2007. This Compensation Discussion and Analysis sets forth the overall objectives of our executive compensation program, each element of our executive compensation program, and the policies underlying our 2007 compensation program for the Named Executive Officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from currently planned programs summarized herein.

Objectives of Our Compensation Program

We recognize that effective compensation strategies are critical to recruiting and retaining key employees who contribute to our long-term success and thereby build value for our stockholders. Accordingly, our compensation program is designed to achieve the following primary objectives:

•	attract, retain and motivate talented executives;

•	link compensation realized to the achievement of our financial and strategic goals, as well as individual goals;

•	reward performance that meets or exceeds these established goals;

•	encourage executives to become and remain long-term stockholders of Ventas; and

•	follow corporate governance best practices.

By establishing and maintaining a performance- and achievement-oriented environment that provides the opportunity to earn market-competitive levels of compensation, which includes both cash and equity, the interests of our executives and stockholders are aligned.

Compensation Consultant and Benchmarking

The Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant to advise it and the non-management members of the Board, as applicable, on matters related to the Named Executive Officers’ compensation and compensation program design for 2007. PM&P does not perform any services unrelated to executive and non-employee director compensation. Accordingly, the Compensation Committee considers PM&P to be independent from our management.

In 2007, PM&P provided the Compensation Committee and the non-management members of the Board, as applicable, with comparative market data on compensation practices and programs based on an analysis of peer comparators and provided guidance on best practices. Using this market data, PM&P advised the Compensation Committee and the non-management members of the Board, as applicable, and made recommendations with respect to setting salary levels and establishing performance goals and incentive award levels. For 2007, PM&P compared our executive compensation structure and levels to executive pay at a comparative group of 29 companies. Our comparative group consisted of REITs similar to us in terms of operations, market capitalization and total capitalization and a select group of healthcare operators similar to us in terms of market and total capitalization, but significantly larger than us in terms of revenues. The reference group set forth below (the “Comparable Companies”) was approved by the non-management members of the Board at their November 27, 2006 meeting and by the Compensation Committee at its February 8, 2007 meeting as the appropriate benchmark for 2007 comparative purposes. These companies report compensation data for executive positions with responsibilities similar in breadth and scope to those of our executives, and these companies generally compete with us for executive talent and stockholder investment:

Alexandria Real Estate Equities Inc.	Essex Property Trust, Inc.	Nationwide Health Properties Inc.
AMB Property Corp.	Federal Realty Investment Trust	Realty Income Corp.
AvalonBay Communities, Inc.	HCP, Inc.	Reckson Associates Realty Corp.
Brandywine Realty Trust	Health Care REIT Inc.	Regency Centers Corp.
BRE Properties	Healthcare Realty Trust Inc.	SL Green Realty Corp.
Camden Property Trust	Kilroy Realty Corporation	Taubman Centers, Inc.
Community Health Systems	Kindred Healthcare, Inc.	Triad Hospitals Inc.
Crescent Real Estate Equities	Liberty Property Trust	Trizec Properties Inc.
Developers Diversified Realty Corp.	Mack-Cali Realty Corp.	Weingarten Realty Investors
Duke Realty Corp.	Manor Care Inc.

The Compensation Committee annually reviews this group to ensure that the companies included in it remain comparable to us in terms of size and operations and, therefore, may change the composition of the group from time to time as appropriate. In selecting the 2007 Comparable Companies, the Compensation Committee, after consultation with PM&P and in consideration of the increase in our size and the scope of our operations, excluded the following 11 companies that were previously included in the 2006 comparative group due to factors such as change in size, financial performance, merger, discontinuation of publicly-disclosed compensation data and change in business mix or geographic focus: American Financial Realty Trust, Arden Realty Inc., Capital Automotive REIT, Centerpoint Properties Trust, Heritage Property Investment Trust, New Plan Excel Realty Trust Inc., Pan-Pacific Retail Properties Inc., Pennsylvania Real Estate Investment Trust, Shurgard Storage Centers Inc., The Mills Corp. and United Dominion Realty Trust Inc. In their place, the Compensation Committee added the following ten entities to the 2007 Comparable Companies: Alexandria Real Estate Equities Inc., Brandywine Realty Trust, Community Health Systems, Developers Diversified Realty Corp., Essex Property Trust, Inc., Kilroy Realty Corporation, Kindred Healthcare, Inc., Manor Care Inc., Taubman Centers, Inc. and Triad Hospitals Inc.

In determining 2007 compensation for our Named Executive Officers, the Compensation Committee, in consultation with PM&P, considered the competitive positioning of our executive compensation levels relative to the market data provided for the following components of pay: base salary; total annual compensation (base salary plus annual incentives); long-term incentives (annualized expected value of long-term incentives); and total direct compensation (base salary plus annual incentives plus annualized expected value of long-term incentives). We generally target the 50th percentile of the Comparable Companies for base salary and the 65th percentile of the Comparable Companies for total annual compensation, long-term incentives and total direct compensation. However, the program is designed to deliver compensation levels above or below these targets based on performance well above or below established goals. We believe these targets reflect our operating style and the resulting need to attract and stretch top executive talent.

In addition to evaluating the compensation data described above, the Compensation Committee considers the unique roles that each of our Named Executive Officers holds in benchmarking compensation by position. Specifically, each of our Named Executive Officers performs duties that are traditionally assigned to multiple senior officers in competitive companies. For example, our Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary is not only responsible for legal matters, but plays a critical role in our acquisition strategy. Similarly, our Executive Vice President and Chief Investment Officer serves as the head of acquisitions, but is also responsible for our marketing and investor relations activities and overseeing the operations at certain of our seniors housing communities. Our unusual division of responsibilities has created a cohesive and extremely streamlined management system, which enables us to operate with a smaller staff of senior executives than would be expected of a company undertaking the growth we have experienced. As a result of this structure, the compensation of our three Named Executive Officers other than the Chief Executive Officer is targeted at levels that are similar to one another, as well as within the range of their position match contained in the market data of the Comparable Companies. Therefore, while the Compensation Committee takes into account available compensation data for executives at the Comparable Companies, it recognizes that important adjustments must be considered in setting benchmarks for each Named Executive Officer.

Elements of Our Compensation Program

For 2007, the compensation provided to our Named Executive Officers consisted of the same elements generally available to our non-executive employees, including base salary, annual cash incentive compensation and long-term incentive compensation, as well as other perquisites and benefits, each of which is described in more detail below. Our compensation philosophy targets a mix that emphasizes variable pay, in addition to long-term value. We believe that the mix of cash and equity-based compensation, as well as the relationship of fixed to performance-based compensation, is well balanced to achieve the compensation philosophy previously discussed.

The following chart illustrates target levels of these compensation elements as a percentage of total direct compensation for 2007:

	Base Salary	Annual Cash Incentive Compensation	Long-Term Incentive Compensation
Debra A. Cafaro (1)	7%	26%	67%
Richard A. Schweinhart	23%	32%	45%
Raymond J. Lewis	23%	32%	45%
T. Richard Riney	25%	35%	40%

(1)	As part of the overall restructuring and renegotiation of Ms. Cafaro’s long-standing employment agreement, which was amended and restated on December 28, 2006, Ms. Cafaro’s annual cash incentive bonus and long-term incentive award were predetermined to be $2.1 million and $5.4 million, respectively, for her services rendered during 2007. See “—Employment and Change of Control Severance Agreements with Named Executive Officers—Employment Agreement: Cafaro” below.

Base Salary

The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s position and responsibilities. Our base salaries are generally targeted to approximate the competitive market median of the Comparable Companies, but may deviate from this target based on the individual’s sustained performance, contribution, experience, expertise and specific roles within our company as compared to benchmark. Base salary is reviewed on an annual basis and may be adjusted to better match competitive market levels and/or to recognize an executive’s growth and development in his or her position and increasing levels of responsibility. The Compensation Committee also considers the success of the executive officer in developing and executing our strategic plans, exercising leadership and creating stockholder value. In connection with its review of 2007 base salary for the Named Executive Officers, the Compensation Committee reviewed and evaluated base salary information from the compensation study compiled by PM&P using proxy statements of the Comparable Companies and the 2006 NAREIT Executive Compensation Survey to confirm appropriate compensation levels. Although the Compensation Committee periodically considers data from REIT industry and other compensation surveys, the Compensation Committee places primary emphasis on compensation data reported by the Comparable Companies in their proxy statements since they contain more detailed information by individual executive than what is typically provided in compensation surveys.

For 2007, the Compensation Committee or the non-management members of the Board, in the case of the Chief Executive Officer, approved the following increases in base salary for the Named Executive Officers:

	Base Salary		Year-Over-Year % Growth
	2006	2007
Debra A. Cafaro	$555,000	$600,000	8.1%
Richard A. Schweinhart	325,500	345,000	6.0%
Raymond J. Lewis	315,000	345,000	9.5%
T. Richard Riney	315,000	320,000	1.6%

With these increases, the 2007 base salary for each Named Executive Officer approximates the market median based on information from the PM&P compensation study.

Annual Cash Incentive Compensation

We provide our Named Executive Officers with the opportunity to earn annual cash incentive awards, which are intended to compensate executives for achieving our annual corporate financial and non-financial goals and their individual goals. At the beginning of each year, a range of earnings opportunity, expressed as multiples of base salary and corresponding to three levels of performance (threshold, target and maximum), is established for each executive. Annual cash incentive awards are then determined and paid in the first quarter of the year following the performance year.

The table below illustrates the earnings opportunities of each of the Named Executive Officers under our annual cash incentive plan for performance in fiscal 2007 that were approved by the Compensation Committee in February 2007 and by the non-management members of the Board, in the case of the Chief Executive Officer, in December 2006:

2007 Annual Incentive Opportunity (as a multiple of base salary)
	Threshold	Target	Maximum
Debra A. Cafaro (1)	3.5x	3.5x	3.5x
Richard A. Schweinhart	0.7x	1.4x	2.1x
Raymond J. Lewis	0.7x	1.4x	2.1x
T. Richard Riney	0.7x	1.4x	2.1x

(1)	Ms. Cafaro’s annual cash incentive bonus for 2007 was predetermined to be $2.1 million (or 3.5x her base salary) in connection with the negotiation of her amended and restated employment agreement in December 2006.

At these target levels, the 2007 total annual compensation for each Named Executive Officer other than the Chief Executive Officer approximates the 65th percentile based on information from the PM&P compensation study.

The specific performance measures and their weightings under the annual cash incentive plan for 2007 for each Named Executive Officer, with the exception of the Chief Executive Officer, as set by the Compensation Committee, were as follows:

•

Normalized Funds from Operations (“FFO”) per share growth. Normalized FFO per share growth accounted for 40% of the value of the annual cash incentive award. Goals established by the Compensation Committee for this performance measure were 6% at the threshold level, 8% at the target level and 10% at the maximum level. For computational purposes, we use the NAREIT definition of FFO, with adjustments for items such as gain or loss on extinguishment of debt, gain on foreign currency hedge, preferred stock issuance costs, bridge loan fees, merger-related expenses, income tax benefit and gain on sale of marketable equity securities. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles, excluding gains or losses from sales of real estate property), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

•

One-year relative total shareholder return. Our total shareholder return for 2007 compared to the total shareholder return of the Comparable Companies for the same period accounted for 25% of the value of the annual cash incentive award. Goals established by the Compensation Committee for this performance measure were 33rd percentile at the threshold level, 50th percentile at the target level and 75th percentile at the maximum level, with adjustment, in the reasonable discretion of the Compensation Committee, for unusual trading at year-end and merger and acquisition activity by the Comparable Companies.

•

Pro forma fixed charge coverage. Our pro forma fixed charge coverage ratio at the end of 2007 accounted for 10% of the value of the annual cash incentive award. Goals established by the Compensation Committee for this performance measure were 2.0x at the threshold level, 2.15x at the target level and 2.3x at the maximum level, assuming a full year impact of all 2007 transactions and events.

•

Individual performance. The remaining 25% of the value of the annual cash incentive award was to be determined in the discretion of the Compensation Committee taking into account the individual’s performance under his or her specified management objectives. Individual management objectives cover areas of special emphasis related to the particular responsibilities and duties of the Named Executive Officer, as well as other matters such as succession planning, departmental team building, professional development and personal growth.

We believe that the goals set by the Compensation Committee are stretch goals, such that significant performance is expected in order to pay out at target levels. However, as in past years, these goals are challenging, but achievable.

In January 2008, the Compensation Committee determined that each of the Named Executive Officers (other than the Chief Executive Officer, whose annual cash incentive bonus was predetermined in connection with the negotiation of her amended and restated employment agreement in December 2006) had met and exceeded the maximum level performance objectives under the annual cash incentive plan for 2007, with several specific accomplishments, including:

•	10% increase in normalized FFO per diluted share, representing the sixth consecutive year of double-digit growth;

•

12% total shareholder return for the year, making us the top-performing healthcare REIT and the top performer among the Comparable Companies, and 39% compound annual total shareholder return for the five-year period ended December 31, 2007, making us a top performer among all REITs;

•

investments for the year totaling approximately $2.2 billion, including the acquisition of all of the assets of Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”) and over $150 million of medical office buildings;

•	expansion of our medical office building portfolio to more than one million square feet;

•	market capitalization of $6.0 billion at December 31, 2007, putting us in the top 15% of all publicly traded REITs;

•	the sale of 22 underperforming assets to Kindred for $171.5 million and a $3.5 million lease termination fee, representing a 6% capitalization rate;

•

increased borrowing capacity under our unsecured revolving credit facility (from $500 million to $600 million) through the exercise of our $100 million “accordion” feature, and the execution of a new Cdn $90 million unsecured revolving credit facility;

•	a pro forma fixed charge coverage ratio of 2.4x as of December 31, 2007; and

•

the issuance and sale of 26,910,000 shares of Common Stock in an underwritten public offering pursuant to our shelf registration statement—the largest REIT follow-on offering in history—allowing us to raise approximately $1.1 billion in net proceeds and pay off all of our short-term financing for the Sunrise REIT acquisition within weeks of the closing.

Accordingly, the annual cash incentive awards granted to each of the Named Executive Officers (other than the Chief Executive Officer) equaled the maximum 2.1x base salary and are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table below. Since Ms. Cafaro’s earnings opportunity under the annual cash incentive plan for 2007 was predetermined in connection with the negotiation of her amended and restated employment agreement, her annual cash incentive bonus of $2.1 million is set forth in the “Bonus” column of the 2007 Summary Compensation Table below.

Long-Term Incentive Compensation

As described above, the Compensation Committee believes that a substantial portion of each Named Executive Officer’s compensation should be in the form of long-term incentive compensation. Long-term incentive awards are based on a number of criteria as determined by the Compensation Committee, including the achievement of pre-established corporate and individual goals for the performance year. At the beginning of each year, a range of earnings opportunity, expressed as multiples of base salary and corresponding to three levels of performance (threshold, target and maximum), is established for each executive. Long-term incentive opportunity is generally targeted at the 65th percentile of the Comparable Companies. However, the Compensation Committee reviews the performance metrics and required performance levels in the context of market pay and performance data each year when setting the range of earnings opportunity and when determining the actual awards earned. Long-term incentive awards are then determined and granted in the first quarter of the year following the performance year.

The table below illustrates the earnings opportunities of each of the Named Executive Officers under our long-term incentive plan for performance in fiscal 2007 that were approved by the Compensation Committee in February 2007 and by the non-management members of the Board, in the case of the Chief Executive Officer, in December 2006:

2007 Long-Term Incentive Opportunity (as a multiple of base salary)
	Threshold	Target	Maximum
Debra A. Cafaro (1)	9.0x	9.0x	9.0x
Richard A. Schweinhart	1.0x	2.0x	3.0x
Raymond J. Lewis	1.0x	2.0x	3.0x
T. Richard Riney	0.8x	1.6x	2.4x

(1)	Ms. Cafaro’s long-term incentive award for 2007 was predetermined to have an aggregate value of $5.4 million (or 9.0x her base salary) in connection with the negotiation of her amended and restated employment agreement in December 2006.

At these target levels, the 2007 long-term incentives for each Named Executive Officer other than the Chief Executive Officer approximate the 65th percentile based on information from the PM&P compensation study.

For 2007, the value of the long-term incentive award was based on the accomplishment of a series of corporate objectives, including total shareholder return (absolute and relative to our peers), our integration of the assets and operations acquired through the Sunrise REIT acquisition, FFO per share growth, effective diversification, balance sheet management and capital markets execution, business ethics and reputation and individual performance, and other factors deemed appropriate by the Compensation Committee, in each case at the discretion of the Compensation Committee. While there was no specific weighting or target level attributed to any of these factors, the Compensation Committee carefully analyzed these factors in determining the 2007 long-term incentive awards.

In January 2008, the Compensation Committee determined that each of the Named Executive Officers (other than the Chief Executive Officer, whose long-term incentive award was predetermined in connection with the negotiation of her amended and restated employment agreement in December 2006) had met and exceeded the maximum level performance objectives under the long-term incentive plan for 2007 based on the accomplishments described above. Accordingly, the long-term incentive awards granted to the Named Executive Officers (other than the Chief Executive Officer) ranged from 2.4x to 3x base salary and are reflected in the 2007 Summary Compensation Table below. Ms. Cafaro’s long-term incentive award having an aggregate value of $5.4 million is also reflected in the 2007 Summary Compensation Table below.

For 2007, long-term incentive compensation consisted of equity awards in the form of stock options and shares of restricted stock made pursuant to our 2006 Incentive Plan. The Compensation Committee recognizes that while the annual cash incentive plan provides rewards for positive short-term and mid-term performance, the interests of stockholders are served by giving key employees the opportunity to participate in the appreciation of our Common Stock through grants of stock options and restricted stock awards. The use of equity awards encourages management to create stockholder value over the long term because the full benefit of the compensation package cannot be realized unless an appreciation in price of the Common Stock occurs over time. In addition, equity awards are an effective tool for management retention because vesting occurs over a number of years.

For 2007, the Compensation Committee determined that 70% of the value of the long-term incentive award should be granted in the form of shares of restricted stock and 30% should be granted as stock options. The long-term incentive equity mix is weighted more heavily toward restricted stock because we believe that restricted stock provides a stronger incentive to create and preserve long-term stockholder value. Furthermore, we believe that restricted stock is the most prevalent form of long-term incentive compensation in our competitive market. Equity grants for the Named Executive Officers, other than the Chief Executive Officer, are made on the date that the Compensation Committee meets to review annual performance and determine the long-term incentive awards. For the Chief Executive Officer, equity grants are made on the date that the non-management members of the Board meet to review and approve the recommendations of the Compensation Committee, which typically has been the same date on which equity grants for the other Named Executive Officers are made. In general, shares of restricted stock and stock options granted to executives vest in three equal annual installments, beginning on the date of grant, and stock options are subject to a ten-year term. The stock option exercise price is the closing price of our Common Stock on the date of grant.

Prior to January 1, 2007, our long-term incentive compensation for executive officers also included a cash award made pursuant to the deferred cash incentive program under our 2000 Incentive Compensation Plan. Under this program, 40% of the value of the long-term incentive award was deferred for three years from the beginning of the fiscal year to which the award related and was paid in cash, if at all, at the end of the three-year period. The Compensation Committee believed this program was an effective incentive for management to create long-term value for stockholders due to the performance-based nature of the award and the fact that the cash payout was deferred for three years. It also believed that the three-year “cliff” vesting schedule provided an enhanced retention incentive for the Named Executive Officers. In 2007, however, the Compensation Committee determined that long-term incentive compensation should be entirely equity-based in order to better reflect our competitive market and elected to discontinue the deferred cash incentive program in favor of all equity awards for periods beginning after January 1, 2007 (without affecting or removing any cash awards for periods prior to that date, including payments under prior cash awards to be made after that date). The final payments, if any, to be made to the Named Executive Officers under the deferred cash incentive program for the 2006-2008 period will occur in January 2009.

Benefits and Perquisites

The Named Executive Officers generally participate in the same benefit programs as our other employees, including:

•	health and dental insurance (of which we pay 100% of the premium);

•	long-term disability and life insurance coverage (at no cost to the employee);

•	paid time off and paid holidays;

•	payment of health club/gym membership fees (up to $80 per month); and

•	a tax-qualified 401(k) plan (to which we contribute 3% of the employee’s base salary, up to the federal limit).

These rewards are designed to be competitive with overall market practices. In addition, we may provide certain perquisites and other personal benefits to better enable us to attract and retain superior employees for key positions. For 2007, the only perquisites and benefits that were not otherwise available to all employees consisted of supplemental disability insurance coverage for Ms. Cafaro. The Compensation Committee periodically reviews the level of perquisites and other personal benefits provided to each Named Executive Officer.

Severance Benefits

Each of our Named Executive Officers is entitled to receive severance benefits upon certain qualifying terminations of employment, based either on the provisions of the executive’s employment agreement and/or a change of control severance agreement. These severance arrangements are intended to retain executives and generally to provide replacement income if their employment is terminated involuntarily other than for cause and, in the case of severance benefits payable in connection with a change of control, to provide for continuity of management during such process. Under these agreements, we have also elected to provide tax gross-up payments to the Named Executive Officers with respect to certain payments made in connection with a change of control. The Compensation Committee considers the potential severance payments, including the gross-ups, to be necessary to attract and retain top executives.

Tax Considerations

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to each of our Named Executive Officers other than the Chief Financial Officer, unless the compensation is performance-based compensation and meets certain requirements, as described in said Section 162(m) and the related regulations. We have intended that certain compensation paid to the Named Executive Officers qualify for deductibility under Section 162(m), including certain compensation related to options and restricted stock granted pursuant to our long-term incentive plan. The Compensation Committee believes, however, that it is important to preserve flexibility and maximize the effectiveness of our executive compensation programs in a manner designed to recruit, retain and reward high-performing executives or promote varying corporate goals. Accordingly, the Compensation Committee may approve compensation that exceeds the $1 million limit and does not meet the requirements of Section 162(m), but that is deemed to be in our best interests and the best interests of our stockholders. For example, Ms. Cafaro’s $2.1 million cash bonus and $5.4 million long-term incentive award for 2007 did not meet the requirements of Section 162(m) because they were not performance-based. As a result, for 2007, only a portion of the compensation paid to our Named Executive Officers was deductible for federal income tax purposes. The loss of tax deductibility for the remaining portion of the compensation paid to our Named Executive Officers, however, was not material.

Minimum Share Ownership Guidelines for Senior Executive Officers

Our minimum share ownership guidelines for our senior executive officers require each of those officers to maintain a minimum equity investment in our company based upon a multiple (ranging from three to five times) of his or her base salary. Each senior executive officer’s compliance with the guidelines is reviewed on July 1 of each year and the results are provided to and reviewed by the non-management members of the Board. The guidelines require that senior executive officers achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines. Until the minimum equity investment is met, such officer must retain at least 60% of the Common Stock granted to the officer by us and/or purchased by the officer through the exercise of stock options. All of our senior executive officers are currently in compliance with the minimum stock ownership guidelines, subject to transition rules.

Adjustment or Recovery of Awards

We do not maintain a policy to recover awards in the event that our financial results are subsequently restated downward. However, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-complying document and (ii) any profits realized from the sale of our securities during those twelve months.

Special Restricted Stock Grants

On November 30, 2007, the Compensation Committee granted special restricted stock awards to Messrs. Schweinhart, Lewis and Riney to encourage their long-term retention, improve the alignment of their total direct compensation opportunity with our compensation philosophy, including upside approaching the 90th percentile for achievement of maximum performance levels, and reward performance. Mr. Lewis received 45,871 shares of restricted stock, and Messrs. Schweinhart and Riney each received 22,935 shares of restricted stock, which shares vest in three equal installments on the third, fourth and fifth anniversaries of the date of grant.

Amendments to Employment and Change of Control Severance Agreements

On March 19, 2007, we amended the terms of our employment agreements with Messrs. Schweinhart, Lewis and Riney and Mr. Riney’s change-in-control severance agreement to limit the amount of severance payable to each executive upon termination of his employment by us other than for Cause or by him for Good Reason (as those terms are defined in the applicable agreement) to a maximum of $3 million (as adjusted annually to reflect increases in the Consumer Price Index (“CPI”)), as well as to address compliance with the deferred compensation requirements of Section 409A of the Code. Messrs. Schweinhart, Lewis and Riney agreed to these amendments at the request of the Compensation Committee, which determined that such limits were appropriate in light of the current market and governance environment for executive compensation. In exchange, the amendments clarify that, upon any such termination, each executive shall be entitled to receive a lump sum payment equal to the amount of awards previously granted to him under our deferred cash incentive program but not yet paid. All other terms of the agreements, including the vesting of equity awards, remained unchanged. The material provisions of the employment agreements and Mr. Riney’s change-in-control severance agreement, in each case as amended, are summarized below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act and shall not otherwise be deemed filed under such Acts, except to the extent that Ventas specifically incorporates this information by reference.

COMPENSATION COMMITTEE

Jay M. Gellert, Chair Douglas Crocker II Thomas C. Theobald

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2007, Messrs. Crocker, Gellert and Theobald and Ms. Rosenberg served on the Compensation Committee. No member of the Compensation Committee is, or has been, an employee of Ventas or its subsidiaries or is an employee of any entity for which an executive officer of Ventas serves on the board of directors.

Executive Compensation and Other Information

2007 Summary Compensation Table

The following table sets forth the compensation awarded or paid to, or earned by, each of the Named Executive Officers during 2006 and 2007:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Debra A. Cafaro	2007	$600,000	$2,100,000	$3,387,091	$921,608	—	—	$37,857	$7,046,556
Chairman of the Board, Chief Executive Officer and President	2006	555,000	—	824,314	401,377	$3,108,000	—	25,297	4,913,988

Richard A. Schweinhart	2007	345,000	—	478,227	243,865	724,500	—	9,759	1,801,351
Executive Vice President and Chief Financial Officer	2006	325,500	—	275,658	133,535	1,139,250	—	8,299	1,882,242

Raymond J. Lewis	2007	345,000	—	488,033	237,832	724,500	—	8,574	1,803,939
Executive Vice President and Chief Investment Officer	2006	315,000	—	260,718	125,815	1,102,500	—	7,117	1,811,150

T. Richard Riney	2007	320,000	—	376,445	191,357	672,000	—	9,087	1,568,889
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2006	315,000	189,000	246,605	119,546	724,500	—	7,356	1,602,007

(1)	The amounts shown in this column represent Ms. Cafaro’s predetermined annual cash incentive bonus for 2007 and the aggregate amount of discretionary cash bonuses granted to Mr. Riney in excess of the awards earned by him pursuant to the annual cash incentive plan and the deferred cash incentive program for 2006. Awards earned by the Named Executive Officers pursuant to the annual cash incentive plan for performance in fiscal 2007 (other than Ms. Cafaro) and 2006 are included in the column entitled “Non-Equity Incentive Plan Compensation.” See footnote (4).

(2)	The amounts shown in this column reflect the stock-based compensation expense recognized for financial statement reporting purposes in 2007 and 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), for shares of restricted stock granted to the Named Executive Officers. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS No. 123(R). For further information on these awards, see the 2007 Grants of Plan-Based Awards Table and 2007 Outstanding Equity Awards at Fiscal Year-End Table included in this Proxy Statement.

(3)	The amounts shown in this column reflect the stock-based compensation expense recognized for financial statement reporting purposes in 2007 and 2006 in accordance with SFAS No. 123(R) for options granted to the Named Executive Officers. See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS No. 123(R). For further information on these awards, see the see the 2007 Grants of Plan-Based Awards Table and 2007 Outstanding Equity Awards at Fiscal Year-End Table included in this Proxy Statement.

(4)	The amounts shown in this column consist of two components:

First, the amounts shown reflect awards earned by the Named Executive Officers pursuant to the annual cash incentive plan for performance in fiscal 2007 and 2006 as follows: Ms. Cafaro, $0 and $2,220,000, respectively; Mr. Schweinhart, $724,500 and $813,750, respectively;

Mr. Lewis, $724,500 and $787,500, respectively; and Mr. Riney, $672,000 and $472,500, respectively. In addition, Mr. Riney received a discretionary cash bonus of $157,500 under the annual cash incentive plan for 2006, which amount is included in the column entitled “Bonus.”

Second, the amounts shown reflect awards earned by the Named Executive Officers pursuant to the deferred cash incentive program for performance in fiscal 2006 as follows: Ms. Cafaro, $888,000; Mr. Schweinhart, $325,500; Mr. Lewis, $315,000; and Mr. Riney, $252,000. These amounts were included in the “Registrant Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation Table for 2006. The deferred cash incentive program was discontinued effective January 1, 2007. In addition, Mr. Riney received a discretionary cash bonus of $31,500 under the deferred cash incentive program for 2006, which amount is included in the column entitled “Bonus.”

(5)	The amounts shown in this column include: supplemental disability insurance premiums for Ms. Cafaro (in the amounts of $24,580 and $16,885 for 2007 and 2006, respectively); group term life insurance premiums paid on behalf of the Named Executive Officers; reimbursement for the payment of taxes relating to such group term life insurance; and our contributions to the Named Executive Officers’ 401(k) plan accounts.

2007 Grants of Plan-Based Awards Table

The following table provides additional information relating to grants of plan-based awards made to the Named Executive Officers during 2007:

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Debra A. Cafaro	1/17/2007	(5)	—	—	—	—	—	—	20,527	—	—	$888,000
	1/17/2007	(5)	—	—	—	—	—	—	—	89,246	$43.26	444,000

Richard A. Schweinhart	—	(6)	$241,500	$483,000	$724,500	—	—	—	—	—	—	—
	—	(7)	—	—	—	$345,000	$690,000	$1,035,000	—	—	—	—
	1/17/2007	(5)	—	—	—	—	—	—	7,524	—	—	325,500
	1/17/2007	(5)	—	—	—	—	—	—	—	32,713	43.26	162,750
	11/30/2007		—	—	—	—	—	—	22,935	—	—	1,000,000

Raymond J. Lewis	—	(6)	241,500	483,000	724,500	—	—	—	—	—	—	—
	—	(7)	—	—	—	345,000	690,000	1,035,000	—	—	—	—
	1/17/2007	(5)	—	—	—	—	—	—	7,281	—	—	315,000
	1/17/2007	(5)	—	—	—	—	—	—	—	31,658	43.26	157,500
	11/30/2007		—	—	—	—	—	—	45,871	—	—	2,000,000

T. Richard Riney	—	(6)	224,000	448,000	672,000	—	—	—	—	—	—	—
	—	(7)	—	—	—	256,000	512,000	768,000	—	—	—	—
	1/17/2007	(5)	—	—	—	—	—	—	6,553	—	—	283,500
	1/17/2007	(5)	—	—	—	—	—	—	—	28,492	43.26	141,750
	11/30/2007		—	—	—	—	—	—	22,935	—	—	1,000,000

(1)	The amounts shown reflect shares of restricted stock granted to the Named Executive Officers. These shares vest in three equal annual installments beginning on the date of grant, except for the shares granted to Messrs. Schweinhart, Lewis and Riney on November 30, 2007, which vest in three equal installments on the third, fourth and fifth anniversaries of the date of grant.

(2)	The options vest in three equal annual installments beginning on the date of grant.

(3)	The option price equals the closing price of our Common Stock on the date of grant.

(4)	The amounts shown reflect the full grant date fair value of the awards calculated pursuant to SFAS No. 123(R). See Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to SFAS No. 123(R).

(5)	The amounts shown reflect restricted stock and stock option awards granted to the Named Executive Officers in January 2007 pursuant to the long-term incentive plan for performance in fiscal 2006.

(6)	The amounts shown represent the threshold, target and maximum earnings opportunities of each of the Named Executive Officers (other than the Chief Executive Officer, whose award is explained below) under our annual cash incentive plan for performance in fiscal 2007. Award levels were determined by the Compensation Committee in February 2007 and are based on the achievement of specified corporate and individual performance goals as discussed in the Compensation Discussion and Analysis. Actual awards earned by the Named Executive Officers (other than the Chief Executive Officer, whose award is explained below) pursuant to the annual cash incentive plan for performance in fiscal 2007 were granted at the maximum level in January 2008 and paid during the first quarter of 2008. These amounts are shown in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table.

In connection with the negotiation of her amended and restated employment agreement in December 2006, Ms. Cafaro’s annual cash incentive bonus for 2007 was predetermined to be $2.1 million. This amount is set forth in the “Bonus” column of the 2007 Summary Compensation Table, but is not included in the 2007 Grants of Plan-Based Awards Table above.

(7)	The amounts shown represent the threshold, target and maximum earnings opportunities of each of the Named Executive Officers (other than the Chief Executive Officer, whose award is explained below) under our long-term incentive plan for performance in fiscal 2007. Award levels were determined by the Compensation Committee in February 2007 and are based on a number of criteria, including the achievement of specified corporate and individual performance goals as discussed in the Compensation Discussion and Analysis. Actual equity awards earned by the Named Executive Officers (other than the Chief Executive Officer, whose award is explained below) pursuant to the long-term incentive plan for performance in fiscal 2007 were granted at the maximum level in January 2008 in the form of restricted stock (70%) and options (30%). These awards will be reported as restricted stock and stock option grants made during 2008 and are not included in the 2007 Grants of Plan-Based Awards Table above.

In connection with the negotiation of her amended and restated employment agreement in December 2006, Ms. Cafaro’s long-term incentive award for 2007 was predetermined to have a value of $5.4 million. This award will be reported as restricted stock and stock option grants made during 2008 and is not included in the 2007 Grants of Plan-Based Awards Table above.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding equity-based awards granted to the Named Executive Officers that were outstanding at December 31, 2007:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Debra A. Cafaro	90,821	45,410	—	$30.83	1/27/2016	—	—	—	—
	29,749	59,497	—	43.26	1/17/2017	—	—	—	—
	—	—	—	—	—	166,616	$7,539,374	—	—
	—	—	—	—	—	—	—	(4)	$3,780,000	(4)
	—	—	(4)	(4)	(4)	—	—	—	1,620,000	(4)

Richard A. Schweinhart	41,408	—	—	23.00	1/13/2014	—	—	—	—
	41,604	—	—	25.19	1/18/2015	—	—	—	—
	33,518	16,758	—	30.83	1/27/2016	—	—	—	—
	10,905	21,808	—	43.26	1/17/2017	—	—	—	—
	—	—	—	—	—	31,303	1,416,461	—	—
	—	—	—	—	—	—	—	(4)	724,500	(4)
	—	—	(4)	(4)	(4)	—	—	—	310,500	(4)

Raymond J. Lewis	36,439	—	—	23.00	1/13/2014	—	—	—	—
	36,205	—	—	25.19	1/18/2015	—	—	—	—
	32,436	16,218	—	30.83	1/27/2016	—	—	—	—
	10,553	21,105	—	43.26	1/17/2017	—	—	—	—
	—	—	—	—	—	53,968	2,442,052	—	—
	—	—	—	—	—	—	—	(4)	724,500	(4)
	—	—	(4)	(4)	(4)	—	—	—	310,500	(4)

T. Richard Riney	25,950	12,974	—	30.83	1/27/2016	—	—	—	—
	9,498	18,994	—	43.26	1/17/2017	—	—	—	—
	—	—	—	—	—	29,898	1,352,885	—	—
	—	—	—	—	—	—	—	(4)	537,600	(4)
	—	—	(4)	(4)	(4)	—	—	—	230,400	(4)

(1)	Option awards granted to each of the Named Executive Officers vest in three equal annual installments beginning on the date of grant and expire on the tenth anniversary of the date of grant.

(2)	Restricted stock awards granted to each of the Named Executive Officers vest in three equal annual installments beginning on the date of grant, except for 179,813 shares of restricted stock granted to Ms. Cafaro on December 28, 2006, which vest in five equal annual installments beginning on the first anniversary of the date of grant, and the shares of restricted stock granted to Messrs. Schweinhart, Lewis and Riney on November 30, 2007, which vest in three equal annual installments on the third, fourth and fifth anniversaries of the date of grant. Accordingly, the shares of restricted stock shown for each of the Named Executive Officers vest (or have vested) as follows:

Ms. Cafaro -	6,842 shares on 1/17/2008; 9,082 shares on 1/27/2008; 35,963 shares on 12/28/2008; 6,842 shares on 1/17/2009; 35,963 shares on 12/28/2009; 35,962 shares on 12/28/2010; and 35,962 shares on 12/28/2011.

Mr. Schweinhart -	2,508 shares on 1/17/2008; 3,352 shares on 1/27/2008; 2,508 shares on 1/17/2009; 7,645 shares on 11/30/2010; 7,645 shares on 11/30/2011; and 7,645 shares on 11/30/2012.

Mr. Lewis-	2,427 shares on 1/17/2008; 3,243 shares on 1/27/2008; 2,427 shares on 1/17/2009; 15,291 shares on 11/30/2010; 15,290 shares on 11/30/2011; and 15,290 shares on 11/30/2012.

Mr. Riney-	2,184 shares on 1/17/2008; 2,595 shares on 1/27/2008; 2,184 shares on 1/17/2009; 7,645 shares on 11/30/2010; 7,645 shares on 11/30/2011; and 7,645 shares on 11/30/2012.

The Named Executive Officers are generally entitled to dividends paid on shares of restricted stock.

(3)	For purposes of the table, the market value of restricted stock is determined by multiplying the number of shares by $45.25, the closing price of our Common Stock on December 31, 2007, the last trading day of the fiscal year.

(4)	The amounts shown represent Ms. Cafaro’s long-term incentive award and the maximum long-term incentive opportunity for each of the Named Executive Officers (other than Ms. Cafaro) for performance in fiscal 2007 that had not yet been earned as of December 31, 2007. These awards consist of restricted stock (70%) and options (30%).

2007 Options Exercised and Stock Vested Table

The following table sets forth information regarding the value realized by the Named Executive Officers pursuant to the vesting or exercise of equity-based awards during 2007:

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)(1)
Debra A. Cafaro	291,619	$5,155,853	61,857	$2,733,481
Richard A. Schweinhart	—	—	8,633	379,419
Raymond J. Lewis	35,000	1,020,768	8,084	355,472
T. Richard Riney	56,050	1,035,965	7,850	344,220

(1)	The amounts shown in this column reflect the value of the shares based on the closing price of our Common Stock on the vesting date.

To the extent that a Named Executive Officer used stock to pay the exercise price of options or to satisfy the tax obligations with respect to restricted stock, the number of shares acquired would be less than the amount shown. The value realized has not been reduced to reflect the payment of any tax obligations.

2007 Nonqualified Deferred Compensation Table

The following table provides additional information regarding the amounts paid to the Named Executive Officers in 2007 pursuant to the previous deferred cash incentive program under our long-term incentive compensation plan:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last Fiscal Year End ($)(2)
Debra A. Cafaro	—	—	—	$745,600	$1,728,000
Richard A. Schweinhart	—	—	—	209,600	635,500
Raymond J. Lewis	—	—	—	182,400	615,000
T. Richard Riney	—	—	—	232,000	523,500

(1)	The amounts shown in this column reflect amounts vested and paid in January 2007 in respect of awards previously granted to the Named Executive Officers pursuant to the deferred cash incentive program for performance in fiscal 2004.

(2)	The amounts shown in this column reflect the aggregate amount of awards earned by the Named Executive Officers pursuant to the deferred cash incentive program as of December 31, 2007 but not yet vested or paid. Accordingly, the balances include the following amounts reported in the 2007 Summary Compensation Table as compensation to the Named Executive Officers for 2006, which are payable in January 2009: Ms. Cafaro, $888,000; Mr. Schweinhart, $325,500; Mr. Lewis, $315,000; and Mr. Riney, $283,500. The balances also include amounts vested and paid in January 2008 in respect of awards previously granted for performance in fiscal 2005.

Employment and Change of Control Severance Agreements with Named Executive Officers

Each of our Named Executive Officers is entitled to receive severance benefits upon certain qualifying terminations of employment, based either on the provisions of his or her employment agreement and/or change-in-control severance agreement. The Compensation Committee considers the potential severance payments, including certain excise tax gross-ups, to be necessary to attract and retain top executives. It also considers these payments to be consistent with market practices based on PM&P’s compensation study.

Employment Agreement: Cafaro

We and Ms. Cafaro are parties to an amended and restated employment agreement dated December 28, 2006 (the “Cafaro Employment Agreement”), pursuant to which Ms. Cafaro continues to serve as our Chairman, President and Chief Executive Officer. In consultation with PM&P, the non-management members of the Board determined that changes to Ms. Cafaro’s previous employment agreement were necessary to better reflect our vastly improved business prospects from the date on which Ms. Cafaro joined us in 1999, as well as the current market and governance environment for executive compensation. In exchange for the valuable concessions Ms. Cafaro made in the Cafaro Employment Agreement, the non-management members of the Board made a special grant to her on December 28, 2006 of 179,813 shares of restricted stock, vesting ratably over a five-year period, and also provided that, with respect to her services rendered during 2007, Ms. Cafaro would be entitled to an annual bonus in cash of $2.1 million and a package of long-term incentives having a total value at grant of $5.4 million that vest or are payable over time.

The term of Ms. Cafaro’s employment under the Cafaro Employment Agreement began on December 28, 2006 and will continue until Ms. Cafaro’s employment is terminated or the Cafaro Employment Agreement is amended. The Cafaro Employment Agreement provides Ms. Cafaro with an annual base salary of not less than $600,000, subject to increases, if any, as determined by the Compensation Committee, and eligibility to participate in our incentive and other employee benefit plans. In addition, as previously discussed, the Cafaro Employment Agreement provided Ms. Cafaro with an annual bonus in cash of $2.1 million and a package of long-term incentives having a total value at grant of $5.4 million for her services rendered during 2007.

The Cafaro Employment Agreement further specifies that we are obligated to provide Ms. Cafaro with $2 million of life insurance coverage and executive disability coverage that would provide annual benefits of at least 100% of her base salary, to reimburse her for reasonable travel expenses incurred by her to travel to and from the Chicago area once each week and to gross up Ms. Cafaro with respect to any taxes imposed upon her by Section 4999 of the Code, or any similar state or local tax as a result of payments made under the Cafaro Employment Agreement or other plans, arrangements, agreements, policies or programs maintained by us.

If Ms. Cafaro’s employment is terminated by reason of death or disability, she is entitled to receive a prorated portion of her Target Bonus (as defined below) for the year of termination and, in the case of disability, continuation of medical and dental insurance benefits for two years. If Ms. Cafaro’s employment is terminated by us other than for Cause or by her for Good Reason, she will be entitled to receive a lump sum payment equal to (i) the prorated portion of her Target Bonus for the year of termination plus (ii) three times the sum of (A) her base salary as then in effect and (B) her Target Bonus for the year of termination. In addition, Ms. Cafaro would become fully vested in all restricted stock awards, stock options and other performance-related compensation, including performance cash plan awards (assuming maximum individual and company performance), her interests under any retirement, savings, deferred compensation, profit sharing or similar arrangement would be automatically fully vested and she would be entitled to continuation of medical, dental, life and disability insurance benefits for two years. We would also be obligated to provide Ms. Cafaro with executive office space and services for one year following termination, with an aggregate cost not to exceed $50,000. If we terminate Ms. Cafaro’s employment for Cause, no additional payments are made under the Cafaro Employment Agreement.

No separate payments will be due to Ms. Cafaro upon the occurrence of a Change of Control (as defined below) without a termination of her employment. However, in the event of a Change of Control, or upon termination of Ms. Cafaro’s employment by reason of death of disability, by us other than for Cause or by her for Good Reason, Ms. Cafaro will be entitled to forgiveness of the Cafaro Tax Loans described above under “Transactions with Related Persons.”

Upon termination of the Cafaro Employment Agreement for any reason, Ms. Cafaro will be subject to noncompetition and nonsolicitation restrictions for a period of one year following such termination. Ms. Cafaro will also be subject to certain confidentiality and nondisparagement restrictions.

For purposes of the Cafaro Employment Agreement:

•

“Target Bonus” means the greater of (i) the highest actual bonus paid to Ms. Cafaro pursuant to our annual incentive plan with respect to any of the three preceding calendar years and (ii) the full amount of Ms. Cafaro’s annual bonus (assuming maximum individual and company performance) in respect of services for the year of termination.

•

“Cause” means Ms. Cafaro’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude or (ii) willful and material breach of her duties and responsibilities which is directly and materially harmful to our business and reputation and which is committed in bad faith or without reasonable belief that such conduct is in our best interests, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving Ms. Cafaro and her attorney an opportunity to be heard.

•

“Good Reason” means the occurrence of any of the following events: (i) a diminution in Ms. Cafaro’s position, authority, duties or responsibilities as President and Chief Executive Officer (it being understood that it shall constitute a diminution under this clause (i) if Ms. Cafaro ceases to be the chief executive officer of a publicly traded company following a transaction in which we are a participant); (ii) a reduction in Ms. Cafaro’s base salary, annual maximum bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites; (iii) our requiring Ms. Cafaro to relocate her principal business office to a location more than 30 miles from her existing office (except for a relocation to Chicago, Illinois); (iv) our failure or refusal to comply with any provision of the Cafaro Employment Agreement; (v) certain events of bankruptcy involving our company; and (vi) our failure to obtain the assumption of the Cafaro Employment Agreement by any successor to all or substantially all of our business and/or assets. In addition, a termination by Ms. Cafaro for any reason at any time during the 30-day period immediately following the one-year anniversary of a Change of Control is deemed to be a termination with Good Reason for all purposes of the Cafaro Employment Agreement.

•

“Change of Control” means the occurrence of any of the following events: (i) beneficial ownership by any “person” or “group” (as those terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors; (ii) persons who constituted our Board as of the effective date of the Cafaro Employment Agreement, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (iii) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (iv) approval by our stockholders of a complete liquidation or dissolution of our company; (v) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; (vi) any transaction reasonably likely to result in our failure to continue to qualify as a REIT; and (vii) any other event that the Board determines constitutes an effective Change of Control.

Employment Agreements: Schweinhart and Lewis

We and Mr. Schweinhart are parties to an amended and restated employment agreement dated as of December 31, 2004, as amended (the “Schweinhart Employment Agreement”), pursuant to which Mr. Schweinhart continues to serve as our Senior Vice President and Chief Financial Officer. Mr. Schweinhart was promoted to Executive Vice President in January 2006. The initial term of the Schweinhart Employment Agreement expired on December 31, 2005; however, the term of the Schweinhart Employment Agreement is automatically extended by one additional day for each day following the effective date of the Schweinhart Employment Agreement that Mr. Schweinhart remains employed by us until we elect to cease such automatic extension by giving notice to Mr. Schweinhart. Upon such notice, the Schweinhart Employment Agreement will terminate no sooner than twelve months after the giving of such notice. The Schweinhart Employment Agreement provides Mr. Schweinhart with an annual base salary of not less than $262,000.

We and Mr. Lewis are parties to an employment agreement dated as of September 18, 2002, as amended (the “Lewis Employment Agreement”), pursuant to which Mr. Lewis became our Senior Vice President and Chief Investment Officer. Mr. Lewis was promoted to Executive Vice President in January 2006. The initial term of the Lewis Employment Agreement expired on September 30, 2003; however, the term of the Lewis Employment Agreement is automatically extended by one additional day for each day following the effective date of the Lewis Employment Agreement that Mr. Lewis remains employed by us until we elect to cease such automatic extension by giving notice to Mr. Lewis. Upon such notice, the Lewis Employment Agreement will terminate no sooner than twelve months after the giving of such notice. The Lewis Employment Agreement provides Mr. Lewis with an annual base salary of not less than $210,000.

The Schweinhart Employment Agreement and the Lewis Employment Agreement (collectively, the “Executive Employment Agreements”) contain similar terms. The Executive Employment Agreements provide that Mr. Schweinhart and Mr. Lewis (each, an “Executive”) are eligible for bonuses and to participate in our incentive and other employee benefit plans and may receive increases in their base salaries from time to time with the approval of the Chief Executive Officer and the Compensation Committee. The Executive Employment Agreements further provide for the gross up of any payments or benefits to which the Executives may be entitled thereunder for any taxes imposed upon them by Section 4999 of the Code or any similar state or local tax.

If an Executive’s employment is terminated by reason of death or disability, he is entitled to receive a prorated portion of his annual bonus, assuming maximum individual and company performance (the “Maximum Annual Bonus”), for the year of termination. If we terminate an Executive’s employment other than for Cause (as defined below) or if an Executive terminates his employment for Good Reason (as defined below) other than in connection with a Change of Control (as defined below), he will be entitled to receive a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in CPI) equal to one year’s base salary as then in effect plus his Maximum Annual Bonus for the year of termination. He will also be entitled to receive a lump sum payment equal to the amount of awards previously granted to him under our deferred cash incentive program but not yet paid. In addition, the Executive would be treated as having one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise options and would be entitled to the continuation of medical, dental, life and long-term disability insurance benefits for up to one year following termination. If we terminate an Executive’s employment for Cause, no additional payments are made under his Executive Employment Agreement.

If, within one year following a Change of Control, we terminate an Executive’s employment other than for Cause, or if an Executive terminates his employment for Good Reason, he would receive: (i) a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in CPI) equal to two times (x) the sum of his base salary and Maximum Annual Bonus for the year of termination, plus (y) the fair market value of the maximum number of shares of restricted stock authorized to be issued to him in the year of termination; (ii) a lump sum payment equal to the amount of awards previously granted to him under our deferred cash incentive program but not yet paid; (iii) the full vesting of all options and restricted stock held by him; and (iv) continuation of medical, dental, life and long-term disability insurance benefits for two years.

Upon termination of an Executive Employment Agreement for any reason, the Executive will be subject to noncompetition, nonsolicitation and noninterference restrictions for a period of one year following such termination. The Executive will also be subject to certain confidentiality and nondisparagement restrictions.

For purposes of the Executive Employment Agreements:

•

“Cause” means the Executive’s: (i) indictment for, conviction of or plea of nolo contendere to any felony or misdemeanor involving fraud, dishonesty or moral turpitude; (ii) willful or intentional material breach of his duties and responsibilities; (iii) willful or intentional material misconduct in the performance of his duties under the Executive Employment Agreement; (iv) willful or intentional failure to comply with any lawful instruction or directive of the Chief Executive Officer; or (v) in the case of Mr. Schweinhart, the prohibition of Executive’s serving as our officer or Chief Financial Officer by order of any federal or state agency or court.

•

“Good Reason” means any of the following: (i) the assignment to the Executive of any duties materially and adversely inconsistent with his position, authority or duties as prescribed by the Executive Employment Agreement or our requiring him to be based at any office or location other than that described in the Executive Employment Agreement or any other action by us that results in a diminution or other material adverse change in such position, authority or duties; (ii) our failure to pay the Executive’s minimum specified base salary; (iii) our failure to provide the annual bonus opportunity prescribed by the Executive Employment Agreement; (iv) our failure to provide any equity award, plan or benefits or perquisites prescribed by the Executive Employment Agreement; (v) any other material adverse change to the terms and conditions of the Executive’s employment; and (vi) our failure to cause the assumption of the Executive Employment Agreement by any successor to all or substantially all of our business and/or assets, in each case which is not cured within 30 days after written notice from the Executive.

•

“Change of Control” means the occurrence of any of the following events: (i) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 35% or more of any class of our outstanding equity securities or the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors; (ii) persons who constituted our Board as of December 31, 2004 (in the case of Mr. Schweinhart) or as of August 2, 2002 (in the case of Mr. Lewis), together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (iii) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (iv) approval by our stockholders of a complete liquidation or dissolution of our company; (v) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (vi) any other event that the Board determines constitutes an effective Change of Control.

Employment Agreement and Change of Control Severance Agreement: Riney

We and Mr. Riney are parties to an amended and restated employment agreement dated as of July 31, 1998, as amended (the “Riney Employment Agreement”), pursuant to which Mr. Riney became our Executive Vice President, General Counsel and Corporate Secretary. Mr. Riney was designated our Chief Administrative Officer in February 2007. The initial term of the Riney Employment Agreement expired on July 31, 1999; however, the term of the Riney Employment Agreement is automatically extended by one additional day for each day following the effective date of the agreement that Mr. Riney remains employed by us until we elect to cease such extension by giving notice to Mr. Riney. Upon such notification, the Riney Employment Agreement will terminate in one year. The Riney Employment Agreement provides Mr. Riney with an annual base salary of not less than $137,000, subject to increases, if any, as determined by the Compensation Committee, and eligibility to participate in our incentive and other employee benefit plans.

If Mr. Riney’s employment is terminated by reason of death or disability, Mr. Riney is entitled to a prorated portion of his Target Bonus (as defined below) for the year of termination. If we terminate Mr. Riney’s employment other than for Cause (as defined below) or if Mr. Riney terminates his employment for Good Reason (as defined below), he will be entitled to receive a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in CPI) equal to (i) the prorated portion of his Target Bonus for the year of termination plus (ii) one times the sum of his base salary as then in effect and his Target Bonus for the year of termination. He will also be entitled to receive a lump sum payment equal to the amount of awards previously granted to him under our deferred cash incentive program but not yet paid. In addition, Mr. Riney would be treated as having one additional year of service for purposes of vesting of restricted stock and one additional year in which to exercise options and would be entitled to the continuation of medical, dental, life and disability insurance benefits for one year. If we terminate Mr. Riney’s employment for Cause, no additional payments are made under the Riney Employment Agreement.

We and Mr. Riney are also parties to a change-in-control severance agreement dated as of May 1, 1998, as amended (the “Riney Severance Agreement”), which provides for severance benefits to become payable if, within two years following a Change of Control (as defined below), either (i) we terminate Mr. Riney without Cause or (ii) Mr. Riney terminates employment with us for Good Reason. The Riney Severance Agreement also provides that the severance benefits will become payable if Mr. Riney terminates employment with us within either of two 30-day periods commencing 30 days after the Change of Control and one year after the Change of Control. In the event of a termination covered by the Riney Severance Agreement, the benefits to be afforded to Mr. Riney include: (i) a lump sum payment (not to exceed $3 million, as adjusted annually to reflect increases in CPI) equal to two times the greater of (a) the sum of (x) his base salary and Target Bonus as of the date of termination, plus (y) the fair market value of the maximum number of restricted shares to be issued for the year of termination or (b) the sum of (x) his base salary and Target Bonus as of the date immediately prior to the effectiveness of the Change of Control (the “Change of Control Date”), plus (y) the fair market value of the maximum number of restricted shares to be issued for the year in which the Change of Control Date occurs; (ii) a lump sum payment equal to the amount of awards previously granted to him under our deferred cash incentive program but not yet paid; (iii) continuation of medical, dental, life and disability insurance benefits for two years; and (iv) an additional payment for any excise taxes he may incur as a result of the Change of Control.

Both the Riney Employment Agreement and the Riney Severance Agreement provide for the gross up of any payment or benefits to which he may be entitled thereunder or any other agreement for any taxes imposed upon him by Section 4999 of the Code or any similar state or local tax.

For purposes of the Riney Employment Agreement and the Riney Severance Agreement:

•

“Target Bonus” means the full amount of bonuses and/or performance compensation that would be payable to Mr. Riney, assuming satisfaction of all performance criteria on which such bonuses and/or performance compensation are based, in respect of services for the year of termination.

•

“Cause” means Mr. Riney’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude or (ii) willful and material breach of his duties and responsibilities which is committed in bad faith or without reasonable belief that such conduct is in our best interests, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving Mr. Riney and his attorney an opportunity to be heard.

•

“Good Reason” means the occurrence of any of the following events: (i) the assignment to Mr. Riney of duties of a substantially nonexecutive or nonmanagerial nature; (ii) an adverse change in Mr. Riney’s status or position as an executive officer, including as a result of a diminution in his duties and responsibilities (other than a change directly attributable to our ceasing to be a publicly owned company); (iii) a reduction in Mr. Riney’s base salary, bonus opportunity or, except as uniformly applicable to all of our similarly situated executives, benefits and perquisites (which reduction, for purposes of the Riney Employment Agreement, is material); (iv) our requiring Mr. Riney to relocate his principal business office to a location more than 30 miles from his existing office; and (iv) our failure to obtain the assumption of the Riney Employment Agreement by any successor to all or substantially all of our business and/or assets, in each case, for purposes of the Riney Employment Agreement, which is not cured within 30 days after written notice from Mr. Riney.

•

“Change of Control” means the occurrence of any of the following events: (i) beneficial ownership by any “person” or “group” (as those terms are defined in the Exchange Act), other than us, our subsidiaries or any employee benefit plan maintained by us, of 20% or more of the combined voting power of our outstanding voting securities; (ii) persons who constituted our Board as of May 1, 1998, together with any new director whose election or nomination for election was approved by a vote of a majority of those persons, cease for any reason to constitute a majority of our Board; (iii) consummation of a merger, consolidation or reorganization involving us (subject to certain exceptions); (iv) approval by our stockholders of a complete liquidation or dissolution of our company; (v) approval by our stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of our assets to any person, other than our subsidiaries; and (vi) any other event that the Board determines constitutes an effective Change of Control.

Potential Payments upon Termination or Change of Control

The table below reflects the amount of compensation and benefits payable to each Named Executive Officer in the event of (i) termination for Cause or without Good Reason, (ii) termination other than for Cause or with Good Reason (“involuntary termination”), (iii) a Change of Control (without any termination of employment), (iv) involuntary termination following a Change of Control, (v) death and (vi) disability. The amounts shown assume a termination date and/or Change of Control date of December 31, 2007 and, therefore, are estimates of the amounts that would be paid to the Named Executive Officers upon such events. The actual amounts can only be determined at the time of the Named Executive Officer’s termination of employment or the Change of Control. Receipt of benefits upon termination is subject to the execution of a general release of claims by the Named Executive Officer or his or her beneficiary.

Benefit	Termination for Cause or without Good Reason	Involuntary Termination	Change of Control (w/o Termination)	Involuntary Termination Following Change of Control	Death	Disability
Debra A. Cafaro
Guaranteed 2007 incentive payments	—	$7,500,000	—	$7,500,000	$7,500,000	$7,500,000
Prorated portion of Target Bonus for the year of termination (1)	—	2,220,000	—	2,220,000	2,220,000	2,220,000
Payment equal to multiple of base salary in effect at termination (2)	—	1,800,000	—	1,800,000	—	—
Payment equal to multiple of Target Bonus for the year of termination (1)(2)	—	6,660,000	—	6,660,000	—	—
Vesting of performance cash plan awards	—	1,728,000	$1,728,000	1,728,000	1,728,000	1,728,000
Vesting of restricted stock and options (3)(4)	—	9,604,015	9,604,015	9,604,015	9,604,015	9,604,015
Continued insurance benefits	—	60,919	—	60,919	—	27,149
Forgiveness of tax loans and income tax gross up	—	2,821,099	2,821,099	2,821,099	2,821,099	2,821,099
Office space and administrative services	—	50,000	—	50,000	—	—
Excise tax and gross up (4)(5)	—	—	—	—	—	—

Total for Debra A. Cafaro	—	$32,444,032	$14,153,114	$32,444,032	$23,873,114	$23,900,262

Richard A. Schweinhart
Prorated portion of Maximum Annual Bonus for the year of termination (1)	—	—	—	—	$724,500	$724,500
Payment equal to multiple of base salary in effect at termination (2)	—	$345,000	—	$690,000	—	—
Payment equal to multiple of Maximum Annual Bonus for the year of termination (1)(2)	—	724,500	—	1,449,000	—	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	861,000	—	—
Vesting of performance cash plan awards (3)(8)	—	—	$635,500	635,500	635,500	635,500
Vesting of restricted stock and options (3)(4)	—	265,165	3,734,447	3,734,447	3,734,447	3,734,447
Continued insurance benefits	—	8,722	—	17,444	—	—
Excise tax and gross up (4)(5)	—	—	—	1,587,682	—	—

Total for Richard A. Schweinhart	—	$1,343,387	$4,369,947	$8,975,073	$5,094,447	$5,094,447

Raymond J. Lewis
Prorated portion of Maximum Annual Bonus for the year of termination (1)	—	—	—	—	$724,500	$724,500
Payment equal to multiple of base salary in effect at termination (2)	—	$345,000	—	$690,000	—	—
Payment equal to multiple of Maximum Annual Bonus for the year of termination (1)(2)	—	724,500	—	1,449,000	—	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	861,000	—	—
Vesting of performance cash plan awards (3)(8)	—	—	$615,000	615,000	615,000	615,000
Vesting of restricted stock and options (3)(4)	—	256,568	4,541,686	4,541,686	4,541,686	4,541,686
Continued insurance benefits	—	11,971	—	23,941	—	—
Excise tax and gross up (4)(5)	—	—	—	1,803,739	—	—

Total for Raymond J. Lewis	—	$1,338,038	$5,156,686	$9,984,366	$5,881,186	$5,881,186

Benefit	Termination for Cause or without Good Reason	Involuntary Termination	Change of Control (w/o Termination)	Involuntary Termination Following Change of Control	Death	Disability
T. Richard Riney
Prorated portion of Target Bonus for the year of termination (1)	—	$672,000	—	—	$672,000	$672,000
Payment equal to multiple of base salary in effect at termination (2)	—	320,000	—	$640,000	—	—
Payment equal to multiple of Target Bonus for the year of termination (1)(2)	—	672,000	—	1,344,000	—	—
Payment equal to multiple of fair market value of maximum restricted stock grant under LTIP for the year of termination (2)(6)(7)	—	—	—	1,016,000	—	—
Vesting of performance cash plan awards (3)(8)	—	—	$523,500	523,500	523,500	523,500
Vesting of restricted stock and options (3)(4)	—	216,250	1,951,461	1,951,461	1,951,461	1,951,461
Continued insurance benefits	—	11,971	—	23,941	—	—
Excise tax and gross up (4)(5)	—	—	—	—	—	—

Total for T. Richard Riney	—	$1,220,220	$2,474,961	$5,498,903	$3,146,961	$3,146,961

(1)	“Target Bonus” or “Maximum Annual Bonus,” as applicable for each Named Executive Officer, is defined above under “Employment and Change of Control Severance Agreements with Named Executive Officers.”

(2)	Multiples for the Named Executive Officers are as follows:

	Involuntary Termination	Involuntary Termination Following Change of Control
Ms. Cafaro	3x	3x
Mr. Schweinhart	1x	2x
Mr. Lewis	1x	2x
Mr. Riney	1x	2x

Pursuant to the Executive Employment Agreements, the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance payable to each of Messrs. Schweinhart, Lewis and Riney is limited to a maximum of $3 million, as adjusted annually to reflect increases in CPI.

(3)	Pursuant to our 2000 Incentive Compensation Plan and 2006 Incentive Plan, upon a change of control or in the event of death or disability of a participant while employed by us, all options held by the participant become fully vested and immediately exercisable, all restrictions and other conditions pertaining to shares of restricted stock and restricted stock units held by the participant immediately lapse and all performance cash awards vest.

(4)	Assumes a stock price of $45.25, the closing price of our Common Stock on December 31, 2007, the last trading day of the fiscal year. For purposes of the table, the value of vesting of restricted stock is determined by multiplying the number of shares by $45.25 and the value of vesting of options is determined by subtracting the option exercise price from $45.25 and multiplying by the number of options.

(5)	Although included as a contractual payment in this table, Ms. Cafaro’s prorated portion of her Target Bonus for the assumed year of termination was excluded from the calculation of the excise tax and is also reflected in the 2007 Summary Compensation Table. In addition, although the Cafaro Employment Agreement and the Executive Employment Agreements contain certain restrictive covenants, including noncompetition and nonsolicitation provisions, no specific value has been ascribed to these covenants.

(6)	The fair market value of maximum restricted stock grant under the long-term incentive plan is determined by multiplying the maximum 2007 long-term incentive opportunity by 0.70.

(7)	Pursuant to the Executive Employment Agreements, the Riney Employment Agreement and the Riney Severance Agreement, the amount of certain severance payable to each of Messrs. Schweinhart, Lewis and Riney is limited to a maximum of $3 million, as adjusted annually to reflect increases in CPI.

(8)	Pursuant to the Executive Employment Agreements, the Riney Employment Agreement and the Riney Severance Agreement, each of Messrs. Schweinhart, Lewis and Riney are also entitled to receive a lump sum payment equal to the amount of awards previously granted to him under our deferred cash incentive program but not yet paid upon involuntary termination.

Executive Officer 10b5-1 Plans

Debra A. Cafaro, our Chairman of the Board, Chief Executive Officer and President, has adopted a non-discretionary, written trading plan that complies with Rule 10b5-1 of the SEC. Ms. Cafaro’s 10b5-1 plan currently covers 63,490 shares of Common Stock owned by her and 102,831 shares of Common Stock expected to be acquired by her through the exercise of options previously granted to her as a portion of her long-term incentive compensation. The plan is expected to be in effect through December 2008. At March 24, 2008, Ms. Cafaro beneficially owned approximately 1.1 million shares of Common Stock (including options which are exercisable within 60 days).

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to our equity compensation plans as of December 31, 2007:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (1)	912,395	$29.20	7,508,972
Equity compensation plans not approved by stockholders (2)	26,270	N/A	973,730

Total	938,665	$29.20	8,482,702

(1)	These plans consist of (i) the TheraTx, Incorporated 1996 Stock Option/Stock Issuance Plan; (ii) the 2000 Incentive Compensation Plan (Employee Plan) (formerly known as the 1997 Incentive Compensation Plan); (iii) the 2004 Stock Plan for Directors (which amended and restated the 2000 Stock Option Plan for Directors (formerly known as the 1997 Stock Option Plan for Non-Employee Directors)); (iv) the Employee and Director Stock Purchase Plan; (v) the 2006 Incentive Plan; and (vi) the 2006 Stock Plan for Directors.

(2)	These plans consist of (i) the Director Deferred Compensation Plan, under which our non-employee directors may receive units convertible on a one-for-one basis into Common Stock in lieu of director fees, and (ii) the Executive Deferred Stock Compensation Plan, under which our executive officers may receive units convertible on a one-for-one basis into Common Stock in lieu of compensation.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008

The Audit Committee has appointed Ernst & Young as our independent registered public accounting firm for fiscal year 2008. Ernst & Young will examine our financial statements for fiscal year 2008. Although not required by our bylaws or otherwise, the Audit Committee and the Board believe it is appropriate, as a matter of good corporate practice, to request that stockholders ratify the appointment of Ernst & Young as our independent registered public accounting firm for 2008. If the stockholders do not ratify this appointment, the Audit Committee will reconsider the appointment and may retain another independent registered public accounting firm without resubmitting the matter to the stockholders. Even if the stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders. One or more members of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of the majority of the shares represented at the Annual Meeting, in person or by proxy, and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

AUDIT MATTERS

Audit Committee Report

The Audit Committee oversees Ventas’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for the year ended December 31, 2007 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgments as to the quality, not just the acceptability, of Ventas’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including SAS 61 (Statement of Auditing Standards, AU 380— Communication with Audit Committee ). Ventas’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence from management and Ventas, including the matters in the written disclosures required by the Independence Standards Board. The Audit Committee has also considered the compatibility of non-audit services with the firm’s independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluations of Ventas’s internal controls, and the overall quality of Ventas’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Ventas’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the appointment of Ventas’s independent registered public accounting firm.

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such Acts except to the extent that Ventas specifically incorporates this information by reference.

AUDIT COMMITTEE

Ronald G. Geary, Chair

Robert D. Reed*

Sheli Z. Rosenberg

*Mr. Reed became a member of the Audit

Committee on March 18, 2008.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has implemented pre-approval policies related to the provision of both audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services and related fees not impair the firm’s independence. Under these procedures, the annual audit services and related fees of the independent registered public accounting firm are subject to the specific approval of the Audit Committee. The independent registered public accounting firm must provide the Audit Committee with an engagement letter prior to or during the first calendar quarter of each calendar year outlining the scope of the audit services proposed to be performed during the applicable calendar year and the proposed fees for such audit services. If agreed to by the Audit Committee, the engagement letter will be formally accepted by the Audit Committee as evidenced by the execution of the engagement letter by the Chair of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

Also under these procedures, the Audit Committee may grant pre-approval for those permissible non-audit services that it believes are services that would not impair the independence of the independent registered public accounting firm. The Audit Committee may not grant approval for any services categorized as “Prohibited Non-Audit Services” by the SEC. Certain non-audit services have been pre-approved by the Audit Committee, and all other non-audit services must be separately approved by the Audit Committee. To obtain approval of other permissible non-audit services, management must submit to the Audit Committee those non-audit services for which it recommends the Audit Committee engage the independent registered public accounting firm. Management and the independent registered public accounting firm must each confirm to the Audit Committee that each non-audit service for which approval is requested is not a Prohibited Non-Audit Service. The term of any pre-approved non-audit service is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Fee levels for all non-audit services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee. Any proposed services exceeding these levels require separate pre-approval by the Audit Committee. With respect to each proposed pre-approved non-audit service, the independent registered public accounting firm, as necessary, must provide detailed back-up documentation to the Audit Committee regarding the particular service to be provided.

At each regularly scheduled Audit Committee meeting, our management and the independent registered public accounting firm report on the non-audit services provided by the independent registered public accounting firm pursuant to the pre-approval process during the quarter and year-to-date and the fees incurred for such services during the periods. Our Chief Accounting Officer and Controller is responsible for tracking all independent registered public accounting firm fees for pre-approved non-audit services.

Independent Registered Public Accounting Firm’s Fees

Ernst & Young audited our financial statements for the year ended December 31, 2007 and has been our independent registered public accounting firm since May 1998. Fees billed by Ernst & Young for the years ended December 31, 2007 and 2006 were as follows:

	2007	2006
Audit Fees (1)	$854,700	$471,300
Audit-Related Fees (2)	36,700	35,500
Tax Fees (3)	1,370,262	240,642
All Other Fees (4)	—	—

Total	$2,261,662	$747,442

(1)	The category of Audit Fees includes the aggregate fees billed for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements (including debt covenant compliance letters), audit of internal control over financial reporting estimate, review of interim financial statements included in our Quarterly Reports on Form 10-Q for such fiscal year, audit of annual financial statements and review of interim financial statements of ElderTrust Operating Limited Partnership, advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and work on securities and other filings with the SEC, including comfort letters, consents and comment letters. Audit Fees for 2007 also include fees billed for additional procedures relating to the Sunrise REIT acquisition.

(2)	The category of Audit-Related Fees consists principally of accounting consultations in connection with acquisitions.

(3)	The category of Tax Fees consists principally of reviews of tax returns and advice on tax-planning matters primarily related to acquisitions. Tax consulting fees for 2007 relate primarily to the Sunrise REIT acquisition.

(4)	With respect to the category of All Other Fees, we did not incur fees except as indicated in the above categories.

All audit-related services, tax services and other services were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies described above. The Audit Committee determined that the provision of these services by Ernst & Young did not compromise Ernst & Young’s independence and was consistent with its role as our independent registered public accounting firm.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE BOARD’S ABILITY TO GRANT WAIVERS FROM THE CONSTRUCTIVE OWNERSHIP LIMITATIONS IN ARTICLE X THEREOF RELATING TO OUR STATUS AS A QUALIFIED REIT UNDER U.S. FEDERAL INCOME TAX LAW

The Board has approved and adopted resolutions proposing, declaring advisable and in our best interests and the best interests of our stockholders and recommending to stockholders for approval an amendment to our Amended and Restated Certificate of Incorporation to eliminate the Board’s ability to grant waivers from the constructive ownership limitations in Article X thereof relating to our status as a qualified REIT under U.S. federal income tax law. The Board believes this amendment reflects our best corporate governance practices.

The changes contemplated by the proposed amendment under Proposal 3 are reflected on Annex A attached to this Proxy Statement. Following stockholder approval of Proposal 3, we will file an amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State reflecting these changes. The amendment to our Amended and Restated Certificate of Incorporation will become effective upon filing in accordance with Delaware law.

Approval of the amendment to our Amended and Restated Certificate of Incorporation eliminate the Board’s ability to grant waivers from the constructive ownership limitations in Article X thereof relating to our status as a qualified REIT under U.S. federal income tax law requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE THE BOARD’S ABILITY TO GRANT WAIVERS FROM THE CONSTRUCTIVE OWNERSHIP LIMITATIONS IN ARTICLE X THEREOF RELATING TO OUR STATUS AS A QUALIFIED REIT UNDER U.S. FEDERAL INCOME TAX LAW.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder proposal intended to be presented at the 2009 Annual Meeting of Stockholders must be received by our Corporate Secretary by December 5, 2008 and meet the requirements of our bylaws and Rule 14a-8 under the Exchange Act in order to be considered for inclusion in our proxy materials for that meeting.

According to our bylaws, a stockholder proposal, including stockholder recommendations regarding director nominations, must meet certain requirements described in the bylaws and may only be acted upon at an annual meeting of stockholders if the stockholder gives timely notice to us of such proposal (at least 60 but not more than 90 days before such annual meeting); provided, however, that if we give less than 70 days notice or prior public disclosure of the date of the annual meeting, notice by the stockholder must be given to us not later than the tenth day following the earlier of the date on which such notice of the meeting was mailed or the date on which such public disclosure was made. The persons appointed as proxies for the 2009 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal, including any director nomination, that is submitted to us otherwise than in conformity with such requirements of our bylaws.

OTHER MATTERS

The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying form of proxy, or their substitutes, will have discretionary voting authority with respect to any stockholder proposal that is submitted to us otherwise than in conformity with the requirements of our bylaws.

ADDITIONAL INFORMATION

A copy of our 2007 Annual Report and Form 10-K accompanies this Proxy Statement. Stockholders may also obtain a copy of our Annual Report on Form 10-K for the year ended December 31, 2007, excluding exhibits, without charge, upon request to Ventas, Inc., 10350 Ormsby Park Place, Suite 300, Louisville, Kentucky 40223, Attention: Corporate Secretary. Copies of the exhibits to our Annual Report on Form 10-K will be provided to any requesting stockholder, provided that such stockholder agrees to reimburse us for our reasonable costs to provide those exhibits.

By Order of the Board of Directors,

Debra A. Cafaro Chairman, President and Chief Executive Officer

Louisville, Kentucky April 4, 2008

ANNEX A

TEXT OF PROPOSED AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION UNDER PROPOSAL 3

Section A.(4) of Article X of the Amended and Restated Certificate of Incorporation will be deleted in its entirety, and Section A.(2) of Article X will be revised as shown below.

“ARTICLE X

Restrictions on Constructive Ownership Relating to REIT Status

A.(1) Definitions. For the purposes of this Article X, the following terms shall have the following meanings:

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in such Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” and “Constructively Owned” shall have the correlative meanings.

“Special Excess Shares” shall mean Shares resulting from an event described in Section A.(3) of this Article X.

All other capitalized terms used in this Article X shall have the meanings, and be defined as, set forth in Article IX of this Certificate of Incorporation.

(2) Restrictions on Constructive Ownership. ~~Except as provided in Section A.(4) of this Article X,~~ From the Adoption Date and prior to the Ownership Limitation Termination Date, no Person shall Constructively Own any Shares to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such, and any Transfer that, if effective, would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such shall be void ab initio as to the Transfer of such Shares which would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such; and the intended transferee shall acquire no rights in such Shares.

(3) Designation of Special Excess Shares. If, notwithstanding the other provisions contained in this Article X or in Article IX, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer or other event (including an event described in Section A.(3)(a) through (g) of Article IX) which would, if effective, result in any Person Constructively Owning Shares in violation of Section A.(2) of this Article X, then, except as provided in Section A.(12) of Article IX, such number of Shares (rounded up to the nearest whole Share) in excess of the greatest amount of Shares as would not result in a violation of Section A.(2) of this Article X shall be automatically designated as Special Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of such purported Transfer or other event. In determining which Shares are designated as Special Excess Shares, Shares of the relevant class directly or indirectly owned (including by a nominee) by the Person prior to (or as a result of) the purported Transfer or other event shall be treated as designated as Special Excess Shares before any Shares that would be treated as owned though the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, by the Person are so treated. Shares designated as Special Excess Shares pursuant to this Article X, shall be treated as shares that were converted to Excess Shares pursuant to and for purposes of Article IX.

~~(4) Exceptions. The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel that such exemption will not cause the Corporation to fail to qualify as a REIT or such other evidence or documents as the Board of Directors deems appropriate, may exempt a Person from the application of this Article X if the Board of Directors obtains such representations and undertakings from such Persons as the Board of~~

A-1

~~Directors determines are reasonably necessary, and such Person agrees that any violation or attempted violation of such representations or undertakings will result in, to the extent necessary, the designation of Shares held by such Person as Special Excess Shares in accordance with this Article X.~~

B. Severability. If any provision of this Article X or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

C. New York Stock Exchange Transactions. Nothing in this Article X shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Article X and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article X.

D. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article X, including any definition contained in this Article X and any ambiguity with respect to which Shares are to be designated as Special Excess Shares in a given situation or in the treatment of such shares pursuant to Article IX, the Board of Directors shall have the power to determine the application of the provisions of this Article X with respect to any situation based on the facts known to it.”

A-2

2008 ANNUAL MEETING OF STOCKHOLDERS

The Ritz-Carlton Chicago

160 East Pearson Street at Water Tower Place

Chicago, Illinois 60611

DRIVING DIRECTIONS

From the North and Northwest (via I-90E / I-94) and South and Southeast (via I-90W/ I-94):

Exit at East Ohio Street (exit #50-B). Turn left onto N. Michigan Avenue, then turn right onto E. Pearson Street. The Ritz-Carlton Chicago is a half block down Pearson Street on the left.

From the Southwest (via I-55N):

Take I-55N to I-90/94W. Exit at East Ohio Street (exit #50-B). Turn left onto N. Michigan Avenue, then turn right onto E. Pearson Street. The Ritz-Carlton Chicago is a half block down Pearson Street on the left.

From the South (via I-290E):

Take I-290E until it becomes Congress Parkway. Turn left at the first stop light after Michigan Avenue (this is a half-circle with no street name). Merge onto N. Michigan Avenue, then turn right onto E. Pearson Street. The Ritz-Carlton Chicago is a half block down Pearson Street on the left.

VENTAS, INC. 10350 ORMSBY PARK PLACE SUITE 300 LOUISVILLE, KY 40223

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Ventas, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ventas, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Vote 24 hours a day, 7 days a week. If you vote by telephone or over the Internet, do not mail your proxy card.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VENTAS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below
1.	Election of Directors: to elect eight (8) directors to terms expiring at the 2009 Annual Meeting of Stockholders:	☐	☐	☐

Nominees:

(01) Debra A. Cafaro	(05) Robert D. Reed
(02) Douglas Crocker II	(06) Sheli Z. Rosenberg
(03) Ronald G. Geary	(07) James D. Shelton
(04) Jay M. Gellert	(08) Thomas C. Theobald

Vote on Proposals		For	Against	Abstain
2.	DIRECTORS’ PROPOSAL: to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2008:	☐	☐	☐

3.	DIRECTORS’ PROPOSAL: to approve an amendment to the Amended and Restated Certificate of Incorporation to eliminate the Board’s ability to grant waivers from the constructive ownership limitations in Article X thereof relating to Ventas’s status as a qualified real estate investment trust under U.S. federal income tax law:	☐	☐	☐

Please sign exactly as your name(s) appear on this proxy. Where more than one owner is shown above, each should sign. If signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and 2007 Annual Report (consisting of the 2007 Chairman’s Letter to Investors and 2007 Form 10-K) are available at www.proxyvote.com.

VENTAS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS ON MAY 19, 2008

The undersigned hereby appoints Debra A. Cafaro and Richard A. Schweinhart, and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Ventas, Inc., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Monday, May 19, 2008 at 9:00 a.m. (Central time) at The Ritz-Carlton Chicago, 160 East Pearson Street at Water Tower Place, Chicago, Illinois 60611, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on matters described in the Notice of Annual Meeting and Proxy Statement as indicated on the reverse side, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

This Proxy will be voted as directed, but if no direction is indicated for a given proposal, the Proxy will be voted FOR that proposal.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE